The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-241000

Subject to Completion, dated September 10, 2020

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated August 24, 2020)

Depositary Shares, Each Representing a 1/40th Interest in a Share of

% Series A Fixed-Rate Non-Cumulative Perpetual Preferred Stock

MainStreet Bancshares, Inc. is offering                 depositary shares, each representing a 1/40th ownership interest in a share of     % Series A Fixed-Rate Non-Cumulative Perpetual Preferred Stock, par value $1.00 per share, with a liquidation preference of $1,000 per share (equivalent to $25 per depositary share) (the “Preferred Stock”). As a holder of depositary shares, you will be entitled to all proportional rights and preferences of the Preferred Stock, including dividend, voting, redemption, liquidation and other rights. You must exercise such rights through American Stock Transfer & Trust Company, LLC, as the depositary for the shares of the Preferred Stock.

Dividends on the Preferred Stock will be payable when, as and if authorized and declared by our board of directors or a duly authorized committee of our board of directors out of legally available funds. From the issue date, dividends on the Preferred Stock will accrue on a non-cumulative basis at a rate of     % per annum on the liquidation preference of $1,000 per share, payable quarterly, in arrears, on the 30th day of each March, June, September and December, commencing on December 30, 2020.

Dividends on the Preferred Stock will be non-cumulative. If for any reason our board of directors or a duly authorized committee of our board of directors does not authorize and declare full cash dividends on the Preferred Stock for a dividend period, we will have no obligation to pay any unpaid dividends for that period, whether or not our board of directors or a duly authorized committee of our board authorizes and declares dividends on the Preferred Stock for any subsequent dividend period. However, with certain limited exceptions, if we have not declared and paid or set aside for payment full dividends on the Preferred Stock for the most recently completed dividend period, we may not declare or pay dividends on, or redeem, purchase or acquire, our common stock or other junior stock during the next succeeding dividend period.

The Preferred Stock is perpetual and has no maturity date. We may redeem the Preferred Stock at our option, (i) in whole or in part, from time to time, on any dividend payment date on or after September 30, 2025 or (ii) in whole but not in part, within 90 days following a “regulatory capital treatment event” (as defined herein), in each case, at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. If we redeem the Preferred Stock, the depositary will redeem a proportional number of depositary shares. Neither the holders of Preferred Stock nor holders of depositary shares will have the right to require the redemption or repurchase of the Preferred Stock or the depositary shares. Any redemption of the Preferred Stock is subject to our receipt of any required prior approval by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) or other successor regulatory authority.

The Preferred Stock will not have any voting rights, except as set forth under “Description of the Preferred Stock—Voting Rights” on page S-22 . A holder of depositary shares is entitled to direct the depositary to vote the amount of the Preferred Stock represented by the holder’s depositary shares in such circumstances. See “Description of the Depositary Shares—Voting the Preferred Stock” on page S-26.

We intend to apply to list the depositary shares on the Nasdaq Capital Market (“Nasdaq”) under the symbol “MNSBP.” If the application is approved, we expect trading of the depositary shares on Nasdaq to begin within the 30-day period after the initial delivery of the depositary shares.

Investing in the depositary shares involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement and under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 filed with the U.S. Securities and Exchange Commission (the “SEC”) to read about factors you should consider before investing in the depositary shares.

	Price to Public(1)	Underwriting Discount(2)	Proceeds, Before Expenses, to the Company(2)
Per Depositary Share	$	$	$
Total	$	$	$

(1)	The price to the public does not include dividends, if any, that may be declared. Dividends, if declared, will accrue from the date of initial issuance, which is expected to be September , 2020.
(2)	Assumes no exercise of the underwriters’ option to purchase additional depositary shares described below.

None of the SEC, any state securities commission, the Federal Deposit Insurance Corporation (the “FDIC”), the Federal Reserve nor any other regulatory body has approved or disapproved of these securities or has determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The depositary shares are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the FDIC or any other governmental agency or instrumentality.

The underwriters expect to deliver the depositary shares in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, against payment in New York, New York on or about                , 2020.

We have granted the underwriters an option to purchase up to an additional                 depositary shares within 30 days after the date of this prospectus supplement at the public offering price, less underwriting discounts and commissions.

Joint Book-Running Managers

B. Riley FBR	Boenning & Scattergood

D.A. Davidson & Co.	Janney Montgomery Scott

Prospectus Supplement dated                , 2020

PROSPECTUS SUPPLEMENT

PROSPECTUS

(i)

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “MainStreet,” the “Company,” “we,” “our,” “ours,” and “us” or similar references mean MainStreet Bancshares, Inc. References to “MainStreet Bank” or the “Bank” mean MainStreet Bank, which is our wholly owned bank subsidiary.

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters relating to us and our financial condition, and it adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information about the securities that we may offer from time to time, some of which may not apply to this offering. You should read carefully both this prospectus supplement and the accompanying prospectus in their entirety, together with additional information described under the heading “Where You Can Find More Information” before investing in the depositary shares. Generally, when we refer to the “prospectus,” we are referring to both parts of this document combined.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. If the information conflicts with any statement in a document that we have incorporated by reference, then you should consider only the statement in the more recent document. The information contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference into this prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we or the underwriters have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement may be used only for the purpose for which it has been prepared.

Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for or purchase any of our securities and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may obtain any of these documents from the SEC at the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus supplement certain information in other documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, except for any information that is superseded by information that is included directly in this prospectus supplement or in a more recent incorporated document.

This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC (excluding any portion of these documents that has been furnished to and deemed not to be filed with the SEC).

S-i

Report(s)	Period(s) of Report(s) or Date(s) Filed
• Annual Report on Form 10-K (including information specifically incorporated by reference therein from our definitive proxy statement filed on April 17, 2020)	For the year ended December 31, 2019

• Quarterly Reports on Form 10-Q	For the quarters ended March 31, 2020 and June 30, 2020

• Current Reports on Form 8-K	Filed on May 21, 2020 and July 20, 2020

In addition, we incorporate by reference all future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the offering of the depositary shares or until we terminate this offering. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than current reports furnished under Items 2.02 or 7.01 of Form 8-K and other information deemed, under SEC rules or otherwise, not to be filed with the SEC), as well as proxy statements.

The information incorporated by reference contains information about us and our business, financial condition and results of operations and is an important part of this prospectus.

Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in those documents. You can obtain documents incorporated by reference in this prospectus by visiting our website at www.mstreetbank.com or requesting them in writing or by telephone from us at the following address:

MainStreet Bancshares, Inc. Attention: Thomas J. Chmelik Senior Executive Vice President, Chief Financial Officer and Secretary 10089 Fairfax Boulevard Fairfax, Virginia 22030 (703) 481-4567

S-ii

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the other documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Exchange Act, and the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control, particularly with regard to developments related to the novel coronavirus (“COVID-19”). Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following:

•	the impact of the COVID-19 outbreak and measures taken in response, with respect to which future developments are highly uncertain and difficult to predict;

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	competition among depository and other financial institutions, particularly intensified competition for deposits;

•	inflation and an interest rate environment that may reduce our margins or reduce the fair value of our financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory structure and in regulatory fees and capital requirements;

•	the impact of significant changes in accounting procedures or requirements on our financial condition or results of operations;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices;

•	changes in our organization, compensation and benefit plans;

•	our ability to attract and retain key employees;

•	changes in our financial condition or results of operations that reduce capital;

•	changes in the financial condition or future prospects of issuers of securities that we own;

•

the concentration of our business in the Northern Virginia as well as the greater Washington, D.C. metropolitan area and the effect of changes in the economic, political and environmental conditions on those markets;

S-iii

•	adequacy of or increases in the allowance for loan losses;

•	cyber threats, attacks or other data security events;

•	fraud or misconduct by internal or external parties;

•	reliance on third parties for key services;

•	deterioration of our asset quality, including an increase in loan delinquencies, problem assets and foreclosures;

•	future performance of our loan portfolio with respect to recently originated loans;

•	additional risks related to new lines of business, products, product enhancements or services;

•

results of examination of us by our regulators, including the possibility that our regulators may require us to increase our allowance for loan losses or to write-down assets or take other supervisory action;

•	the effectiveness of our internal controls over financial reporting and our ability to remediate any future material weakness in our internal controls over financial reporting;

•	liquidity, interest rate and operational risks associated with our business;

•	implications of our status as a smaller reporting company and as an emerging growth company; and

•	a work stoppage, forced quarantine, or other interruption or the unavailability of key employees.

The foregoing factors should not be construed as exhaustive. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made and we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We caution you not to place undue reliance on forward-looking statements.

Any investor in our securities should consider all risks and uncertainties disclosed in our SEC filings described above under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at http://www.sec.gov.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in the depositary shares. You should pay special attention to the information contained under the heading “Risk Factors” in this prospectus supplement and “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, to determine whether an investment in the depositary shares is appropriate for you.

MainStreet Bancshares, Inc.

MainStreet Bancshares, Inc. is a commercial bank holding company headquartered in Fairfax, Virginia. MainStreet Bank is a community bank focused on serving the borrowing, cash management, payment services and depository needs of small to medium-sized businesses and professional practices and retail customers. We emphasize providing responsive and personalized services to our clients. Due to the consolidation of financial institutions in our primary market area, we believe there is a significant opportunity for a local bank to provide a full range of financial services. By offering highly professional, personalized banking products and service delivery methods and employing advanced banking technologies, we seek to distinguish ourselves from larger, regional banks operating in our market area.

We believe we have a solid franchise that meets the financial needs of our clients and communities by providing an array of personalized products and services delivered by seasoned banking professionals with decisions made at the local level. We believe a significant customer base in our market prefers to do business with a local institution that has a local management team, a local board of directors and local founders and that this customer base may not be satisfied with the responsiveness of larger regional banks. By providing quality services, coupled with the opportunities provided by the economies in our market area, we have generated and expect to continue to generate organic growth.

We service Northern Virginia as well as the greater Washington, D.C. metropolitan area. Our goal is to deliver a customized and targeted mix of products and services that meets or exceeds customer expectations. To accomplish this goal, we have deployed a premium operating system that gives customers access to up-to-date banking technology. These systems and our highly skilled staff have allowed us to compete with larger financial institutions. The combination of sophisticated technology and personal service sets us apart from our competition. We strive to be the leading community bank in our market.

We offer a full range of banking services to individuals, small to medium-sized businesses and professional service organizations through both traditional and electronic delivery. We were the first community bank in the Washington, D.C. metropolitan area to offer a full online business banking solution, including remote check scanners on a business customer’s desktops. We offer mobile banking apps for iPhones, iPads and Android devices that provide for remote deposit of checks. In addition, we were the first bank headquartered in the Commonwealth of Virginia to offer CDARS, the Certificate of Deposit Account Registry Service, an innovative deposit insurance solution that provides Federal Deposit Insurance Corporation (“FDIC”) insurance on deposits up to $140 million. We believe that enhanced electronic delivery systems and technology increase profitability through greater productivity and cost control and allow us to offer new and better products and services.

Our products and services include business and consumer checking, premium interest-bearing checking, business account analysis, savings, certificates of deposit and other depository services, as well as a broad array of commercial, real estate and consumer loans. Internet account access is available for all personal and business accounts, internet bill payment services are available on most accounts, and a robust online cash management system is available for business customers. The Bank has enhanced its mobile banking application to include mobile deposits.

Both the Company and the Bank are incorporated in and chartered by the Commonwealth of Virginia. The Bank is a member of the Federal Reserve System, and its deposits are insured by the FDIC. The Bank opened for business on May 26, 2004 and is headquartered in Fairfax, Virginia. We currently operate seven Bank branches, located in Herndon, Fairfax, Fairfax City, McLean, Clarendon, and Leesburg, Virginia, and one in Washington, D.C.

The Company’s executive offices are located at 10089 Fairfax Boulevard, Fairfax, Virginia. Our telephone number is (703) 481-4567, and our internet address is www.mstreetbank.com. The information contained on our website shall not be considered part of this prospectus, and the reference to our website does not constitute incorporation by reference of the information contained on the website.

As of June 30, 2020, we had consolidated total assets of $1.5 billion, total loans, net of allowance for loan losses, of $1.3 billion, total deposits of $1.3 billion and total stockholders’ equity of $140.2 million.

Our common stock is listed on the Nasdaq Capital Market under the symbol “MNSB.” Additional information about us is included in the documents incorporated by reference in this prospectus supplement. See “Where You Can Find More Information” on page S-i of this prospectus supplement.

SUMMARY OF THE OFFERING

The following summary contains basic information about the Preferred Stock, the depositary shares, and this offering and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the Preferred Stock and the depositary shares, you should read the sections of this prospectus supplement entitled “Description of the Preferred Stock” and “Description of the Depositary Shares.”

Issuer	MainStreet Bancshares, Inc., a Virginia corporation.

Securities Offered	depositary shares ( depositary shares if the underwriters exercise in full their option to purchase additional depositary shares), each representing 1/40th ownership interest in a share of % Series A Fixed-Rate Non-Cumulative Perpetual Preferred Stock. Each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of the Preferred Stock represented by such depositary share, to all the rights and preferences of the Preferred Stock represented thereby, including dividend, voting, redemption, liquidation and other rights.

We may, from time to time, without notice to or the consent of holders of the depositary shares, elect to issue additional depositary shares representing shares of the Preferred Stock, provided that if any such additional shares are not fungible for U.S. federal income tax purposes with the shares offered in this offering, such additional shares will be issued with a separate CUSIP or other identifying number, and all such additional shares of Preferred Stock would be deemed to form a single series with the Preferred Stock offered hereby.

Dividends	Dividends on the Preferred Stock will be payable only when, as and if authorized and declared by our board of directors or a duly authorized committee of our board of directors out of legally available funds. Dividends will accrue from the issue date at a rate of % per annum on the liquidation preference of $1,000 per share, payable quarterly, in arrears, commencing on December 30, 2020.

Dividends on the Preferred Stock will be non-cumulative. If for any reason our board of directors or a duly authorized committee of our board of directors does not authorize and declare full cash dividends on the Preferred Stock for a dividend period, that dividend will not accumulate, and we will have no obligation to pay any unpaid dividends for that period, whether or not our board of directors or a duly authorized committee of our board of directors authorizes and declares dividends on the Preferred Stock for any subsequent dividend period.

Any dividends paid will be distributed to holders of depositary shares in the manner described under “Description of the Depositary Shares—Dividends and Other Distributions” below.

Dividend Payment Dates	March 30, June 30, September 30 and December 30 of each year.

A dividend period is each period from and including a dividend payment date to but excluding the following dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Preferred Stock.

Priority of Dividends

During any dividend period in which the Preferred Stock is outstanding, unless, in each case, the full dividends for the most recently completed dividend period on all outstanding shares of Preferred Stock have been declared and paid in full or declared and a sum sufficient for the payment thereof has been set aside:

•  no dividend or distribution will be declared or paid or set aside for payment on our common stock or other junior stock, subject to certain exceptions; and

•  no shares of junior or parity stock may be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, subject to certain exceptions, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us.

Redemption	We may redeem the Preferred Stock at our option, (i) in whole or in part, from time to time, on any dividend payment date on or after September 30, 2025 or (ii) in whole but not in part, within 90 days following a “regulatory capital treatment event” (as defined under “Description of the Preferred Stock—Redemption”), at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends in any prior dividend period, without accumulation of any undeclared dividends. If we redeem the Preferred Stock, the depositary will redeem a proportional number of depositary shares. Neither the holders of Preferred Stock nor the holders of depositary shares will have the right to require the redemption or repurchase of the Preferred Stock.

Any redemption of the Preferred Stock is subject to our receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the regulatory capital rules and policies of the Federal Reserve applicable to redemption of the Preferred Stock.

Maturity	The Preferred Stock does not have a maturity date, and we are not required to redeem the Preferred Stock. Accordingly, the Preferred Stock and the related depositary shares will remain outstanding indefinitely, unless and until we decide to redeem them and, if required, receive prior approval of the Federal Reserve to do so.

Liquidation Rights	Upon our voluntary or involuntary liquidation, dissolution or winding-up, holders of the Preferred Stock will be entitled to receive, out of our assets that are legally available for distribution to stockholders, before any distribution is made to holders of our common stock or other junior stock, a liquidating distribution in the amount of $1,000 per share of the Preferred Stock (equivalent to $25 per depositary share) plus any authorized and declared but unpaid dividends, without accumulation of any undeclared dividends. Distributions will be made pro rata as to the Preferred Stock and any other parity stock and only to the extent of our assets, if any, that are available after satisfaction of all liabilities to creditors.

Voting Rights	Holders of the depositary shares representing the Preferred Stock will have no voting rights, except with respect to certain fundamental changes in the terms of the Preferred Stock and certain other matters (e.g., the authorization of any shares of stock senior to the Preferred Stock). In addition, if dividends on the Preferred Stock are not paid in full for at least six quarterly dividend periods, whether or not consecutive, the holders of the Preferred Stock, acting as a single class with any other parity stock having similar voting rights that are then exercisable, will have the right to elect two directors to our board. The terms of office of these directors will end when we have made payment in full of continuous noncumulative dividends on the Preferred Stock for a period of one year following the vesting of the above voting right. See “Description of the Preferred Stock—Voting Rights.”

Holders of depositary shares must act through the depositary to exercise any voting rights, as described under “Description of the Depositary Shares—Voting the Preferred Stock” below.

Ranking	With respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, the Preferred Stock will rank:

•  senior to our common stock and each other class or series of preferred stock we may issue in the future over which the Preferred Stock has preference or priority as to dividend rights or rights on our liquidation, winding-up and dissolution;

• on a parity with each class or series of preferred stock we may issue in the future that ranks on a parity with the Preferred Stock with respect to dividends and distributions; and

•  junior to all existing and future indebtedness and other liabilities and any class or series of preferred stock that ranks senior to the Preferred Stock (subject to any requisite consents prior to issuance).

Preemptive and Conversion Rights	None.

Listing	We intend to apply to list the depositary shares on the Nasdaq Capital Market under the symbol “MNSBP.” If approved for listing, the trading in the depositary shares is expected to begin within 30 days of the original issue date.

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $ million (or approximately $ million if the underwriters exercise in full their over-allotment option to purchase additional depositary shares), after the deduction of the underwriting discount and estimated expenses payable by us (but excluding the contingent management fee as described in “Underwriting”). We intend to use the net proceeds of the offering for general corporate purposes, which may include repurchases of outstanding common stock, working capital and the funding of organic growth of MainStreet Bank, or potential acquisitions. See “Use of Proceeds.”

Certain Material U.S. Federal Income Tax Considerations	For a discussion of certain material U.S. federal income tax consequences of purchasing, owning, and disposing of the depositary shares, see “Certain Material U.S. Federal Income Tax Considerations.”

Risk Factors	See “Risk Factors” beginning on page S-10 of this prospectus supplement and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in the depositary shares.

Registrar and Depositary	American Stock Transfer & Trust Company, LLC.

SUMMARY OF SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables set forth consolidated financial and other data as of and for each of the periods ended and as of the dates indicated. The selected consolidated financial data presented below as of and for the years ended December 31, 2019, 2018 and 2017 is derived from our audited consolidated financial statements, which are incorporated by reference into this prospectus supplement and accompanying prospectus. The selected consolidated financial data presented below as of and for the six months ended June 30, 2020 and 2019 is derived from our unaudited interim consolidated financial statements, which are incorporated by reference into this prospectus supplement and accompanying prospectus. Results from past periods are not necessarily indicative of results that may be expected for any future period. You should read these tables together with the historical consolidated financial information contained in our consolidated financial statements and related notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Annual Report on Form 10-K for the year ended December 31, 2019, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, which have been filed with the SEC and are incorporated herein by reference.

	For the Six Months Ended June 30,		For the Years Ended December 31,
(Dollars in thousands)	2020	2019	2019	2018	2017
Income Statement Data:
Interest income	$30,020	$28,684	$58,813	$43,835	$26,954
Interest expense	8,995	9,451	19,377	12,666	5,472

Net interest income	21,025	19,233	39,436	31,169	21,482
Provision for loan losses	5,925	1,075	1,618	3,126	1,885

Net interest income after provision for loan losses	15,100	18,158	37,818	28,043	19,597
Non-interest income	2,732	2,267	4,862	3,239	2,278
Non-interest expense	14,502	12,185	25,376	19,979	15,658

Income before income taxes	3,330	8,240	17,304	11,303	6,217
Income tax expense	494	1,562	3,354	2,094	2,335

Net income available to common shareholders	$2,836	$6,678	$13,950	$9,209	$3,882

	As of June 30,		As of December 31,
(Dollars in thousands)	2020	2019	2019	2018	2017
Balance Sheet Data:
Total assets	$1,528,867	$1,184,764	$1,277,358	$1,100,613	$807,951
Cash and cash equivalents	76,354	64,811	64,844	58,076	37,493
Investment securities available-for-sale, at fair value	91,823	60,079	92,791	55,979	51,314
Investment securities held-to-maturity, at carrying value	23,843	24,946	23,914	26,178	27,517
Loans, net of allowance for loan losses	1,259,012	983,574	1,030,425	917,125	654,339
Total liabilities	1,388,697	1,055,728	1,140,324	979,362	739,150
Non-interest bearing deposits	388,104	201,405	252,707	211,749	171,572
Interest bearing deposits	954,228	809,726	818,916	708,388	496,083
Federal Home Loan Bank advances and other borrowings	10,000	20,000	40,000	40,000	53,780
Subordinated debt, net	14,819	14,791	14,805	14,776	14,748
Total stockholders’ equity	140,170	129,036	137,034	121,251	68,801

	For the Six Months Ended June 30,		As of December 31,
	2020	2019	2019	2018	2017
Per Share Data:
Net income per share, basic and diluted	$0.34	$0.81	$1.69	$1.38	$0.81
Weighted average number of shares outstanding, basic and diluted	8,275,344	8,246,652	8,251,302	6,652,979	4,778,748

For the Six Months Ended June 30,	For the Years Ended December 31,
2020	2019	2019	2018	2017
Performance Ratios:
Return on average assets (annualized)	0.40%	1.18%	1.19%	0.97%	0.60%
Return on average equity (annualized)	4.04%	10.67%	10.79%	10.38%	7.45%
Return on average tangible common equity	4.04%	10.67%	10.79%	10.38%	7.45%
Yield on loans (annualized)	5.04%	5.60%	5.61%	5.19%	4.72%
Yield on total interest-earning assets (annualized)	4.48%	5.23%	5.21%	4.80%	4.37%
Cost of total interest-bearing deposits (annualized)	1.84%	2.26%	2.25%	1.75%	1.01%
Cost of total interest-bearing liabilities (annualized)	1.92%	2.35%	2.34%	1.86%	1.19%
Net interest margin (annualized)	3.14%	3.50%	3.50%	3.41%	3.48%
Efficiency ratio	61.04%	56.67%	57.28%	58.07%	65.90%
Non-interest expense to average assets (annualized)	2.06%	2.14%	2.16%	2.11%	2.43%

As of June 30,	As of December 31,
2020	2019	2019	2018	2017
Asset Quality Ratios:
Loans 30-89 days past due to total gross loans	0.01%	0.03%	0.03%	0.01%	0.03%
Loans 90 days past due to total gross loans	0.00%	0.00%	0.00%	0.00%	0.00%
Non-performing loans as a percentage of total loans	0.10%	0.00%	0.00%	0.21%	0.31%
Non-performing assets as a percentage of total assets	0.16%	0.10%	0.09%	0.18%	0.25%
Allowance for loan losses to non-performing assets	5.54	x	7.40	x	7.94	x	4.53	x	2.81	x
Allowance for loan losses as a percentage of total loans	1.07%	0.92%	0.92%	0.95%	0.86%
Net charge-offs as a percentage of average outstanding loans during the period (annualized)	0.31%	0.15%	0.09%	0.00%	0.03%

Regulatory Capital Ratios (Bank only)
Total risk-based capital to risk-weighted assets	13.26%	13.41%	13.50%	13.75%	11.43%
Tier 1 capital to risk-weighted assets	12.16%	12.59%	12.68%	12.90%	10.65%
Tier 1 capital to average assets	10.23%	12.07%	12.12%	12.41%	10.42%
Common equity tier 1 capital to risk-weighted assets	12.16%	12.59%	12.68%	12.90%	10.65%

RISK FACTORS

An investment in the depositary shares is subject to certain risks. This prospectus supplement does not describe all of those risks. Before you decide whether an investment in the depositary shares is suitable, you should carefully consider the risks described below relating to the offering as well as the risk factors concerning our business included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 and our subsequent filings with the SEC, in addition to the other information in this prospectus supplement and the accompanying prospectus, including our other filings, which are incorporated by reference into this prospectus supplement or the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus for discussions of these other filings. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The risks and uncertainties we describe herein are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or operations. Any adverse effect on our business, financial condition or operating results could result in a decline in the value of the depositary shares and the Preferred Stock and the loss of all or part of your investment.

You are making an investment decision about both the depositary shares and the Preferred Stock.

As described in this prospectus supplement, we are issuing depositary shares representing proportional interests in shares of our Preferred Stock. The depositary will rely solely on the dividend payments on the Preferred Stock it receives from us to fund all dividend payments on the depositary shares. You should carefully review the information in this prospectus supplement regarding our depositary shares and the Preferred Stock.

The Preferred Stock is an equity security and is therefore subordinate to our and our bank subsidiary’s existing and future indebtedness.

The shares of the Preferred Stock are equity interests and do not constitute indebtedness of ours. This means that the depositary shares, which represent fractional interests in the shares of Preferred Stock, will rank junior to all of our existing and future indebtedness, including our subordinated notes due December 31, 2026, and to any other non-equity claims against us and our assets, including in the event of our liquidation. Upon liquidation, holders of our debt securities and shares of any senior preferred stock and creditors with respect to other indebtedness would receive distributions of our available assets prior to distributions to the holders of our Preferred Stock.

As of June 30, 2020, our total liabilities were approximately $1.4 billion, and we may incur additional indebtedness in the future. Additionally, if our capital ratios or the capital ratios of our banking subsidiary fall below minimum ratios required by the Federal Reserve or other applicable regulators, we or our banking subsidiary could be required to raise additional capital by making additional offerings of debt securities, including medium-term notes, senior or subordinated notes, or other indebtedness. The Preferred Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under “—Holders of the depositary shares and the Preferred Stock will have limited voting rights.” Furthermore, our existing and future indebtedness may restrict the payment of dividends on the Preferred Stock.

Dividends on the Preferred Stock are discretionary and non-cumulative.

Dividends on the Preferred Stock are discretionary and non-cumulative. Consequently, if our board of directors or a duly authorized committee of our board of directors does not authorize and declare dividends for any dividend period prior to the related dividend payment date, holders of the Preferred Stock will not be entitled to receive any unpaid dividends for that dividend period, and the unpaid dividend will cease to accrue and be payable. We will have no obligation to pay dividends accumulated for a dividend period after the dividend payment date for that period if our board of directors or a duly authorized committee of our board of directors has not authorized and declared a dividend before the related dividend payment date, whether or not dividends on the Preferred Stock or any other class or series of our preferred stock or our common stock are authorized and declared for any future dividend period.

Additionally, when dividends are not paid in full upon the Preferred Stock and parity stock, if any, all dividends declared upon the Preferred Stock and parity stock, if any, will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Preferred Stock and accrued dividends, including any accumulations, if any, on parity stock, if any, bear to each other. Therefore, if we are not paying full dividends on any outstanding parity stock, we will not be able to pay full dividends on the Preferred Stock.

Shares of the Preferred Stock may be redeemed at our option at any time within 90 days following the occurrence of a regulatory capital treatment event.

Subject to the approval of the Federal Reserve, at our option, we may redeem shares of the Preferred Stock in whole, but not in part, at any time within 90 days following the occurrence of a “regulatory capital treatment event” (as defined under “Description of the Preferred Stock—Redemption”), such as a change or proposed change in law or regulation on or after the date hereof with respect to whether the Preferred Stock would qualify as an additional Tier 1 capital instrument. Although the terms of the Preferred Stock are intended to satisfy the criteria for Tier 1 capital for purposes of the Federal Reserve’s capital adequacy rules, it is possible that the Preferred Stock may not satisfy the criteria set forth as a result of official administrative or judicial decisions, actions or pronouncements interpreting those rules and announced after the issuance of the Preferred Stock, or as a result of future changes in law or regulations. Therefore, a regulatory capital treatment event could occur at any time whereby we would have the right, subject to prior Federal Reserve approval, to redeem the Preferred Stock in accordance with its terms.

Investors should not expect us to redeem the Preferred Stock on the date it becomes redeemable at our option or on any particular date after it becomes redeemable at our option.

The Preferred Stock is a perpetual equity security. This means that it has no maturity or mandatory redemption date and is not redeemable at the option of the holders of the Preferred Stock or the holders of the depositary shares offered by this prospectus supplement. Furthermore, we are not required to redeem the Preferred Stock at any time. The Preferred Stock may be redeemed by us at our option, either in whole or in part, on any dividend payment date on or after September 30, 2025, or following the occurrence of certain regulatory events, each as described below under “Description of the Preferred Stock—Redemption.” Any decision we may make at any time to propose a redemption of the Preferred Stock will depend upon, among other things, our evaluation of our capital position, the composition of our shareholders’ equity, applicable law and general market conditions at that time.

Our right to redeem the Preferred Stock is subject to limitations. Under the Federal Reserve’s capital adequacy rules applicable to bank holding companies, any redemption of the Preferred Stock is subject to prior approval by the Federal Reserve. We cannot assure you that the Federal Reserve will approve any redemption of the Preferred Stock that we may propose.

The Preferred Stock may be redeemed at our option, and you may not be able to reinvest the redemption price you receive in a similar security.

Subject to the approval of the Federal Reserve, at our option, we may redeem the Preferred Stock at any time, either in whole or in part, for cash, on any dividend payment date on or after September 30, 2025. We may also redeem all (but not less than all) of the Preferred Stock, at our option, subject to the approval of the Federal Reserve, at any time within 90 days following the occurrence of certain events involving the capital treatment of the Preferred Stock if we determine in good faith that a “regulatory capital treatment event,” as described herein, has occurred. See “Description of the Preferred Stock—Redemption.”

If we redeem the Preferred Stock and the depositary redeems the depositary shares in respect thereof, you may not be able to reinvest the redemption price you receive in a similar security.

If we are deferring payments on our outstanding subordinated notes or are in default on the notes, we will be prohibited from making distributions on or redeeming the Preferred Stock.

The terms of our outstanding subordinated notes prohibit us from declaring or paying any dividends or distributions on the Preferred Stock, or redeeming, purchasing, acquiring, or making a liquidation payment on the Preferred Stock, if an event of default on the subordinated notes has occurred and is continuing or at any time when we have failed to make any required payment of interest on those subordinated notes.

Our ability to pay dividends depends upon the results of operations of our bank subsidiary.

We are a bank holding company that conducts substantially all of our operations through our bank subsidiary, MainStreet Bank. As a result, our ability to make dividend payments on the Preferred Stock will depend primarily upon the receipt of dividends and other distributions from the Bank. If we do not receive sufficient cash dividends and other distributions from the Bank, it is unlikely that we will have sufficient funds to make dividend payments on the Preferred Stock.

The Bank is a separate and distinct legal entity from us and has no obligation to provide us with funds to make dividend payments on the Preferred Stock, whether by dividends, distributions, loans or other payments. In addition, any dividend payments, distributions, loans or advances to us by the Bank in the future will require the generation of future earnings by the Bank and may require regulatory approval. There are state and federal statutory and regulatory limitations on the payment of dividends by the Bank to us, as well as by us to our shareholders. If the Bank is unable to make dividend payments to us and sufficient capital is not otherwise available, we may not be able to make dividend payments on the Preferred Stock.

In addition, our right to participate in any distribution of assets of our bank subsidiary upon the Bank’s liquidation or otherwise will generally be subject to the prior claims of creditors of the Bank. Your ability as a holder of the depositary shares representing the Preferred Stock to benefit indirectly from any such distribution also will be subject to these prior claims. As a result, the Preferred Stock will be structurally subordinated to all existing and future liabilities and obligations of our bank subsidiary, including deposits. In the event of our bankruptcy, liquidation or winding-up, there may not be sufficient assets remaining, after paying our and our bank subsidiary’s liabilities, to pay amounts due on any or all of the Preferred Stock and the related depositary shares then outstanding.

Our ability to pay dividends on the Preferred Stock, and therefore your ability to receive distributions on the depositary shares, may be limited by federal regulatory considerations.

The ability of the Company, as a bank holding company, to pay dividends on the Preferred Stock is subject to the capital adequacy rules and policies of the Federal Reserve. Among other things, the Federal Reserve’s capital adequacy rules set forth the criteria for qualifying additional tier 1 capital instruments, including a requirement that any dividends on such instruments be paid out of the banking organization’s net income, retained earnings and surplus, if any, related to additional tier 1 capital instruments. The terms of the Preferred Stock have been established to satisfy the criteria for “additional tier 1 capital” under the Federal Reserve’s capital adequacy rules and are therefore subject to such rules’ requirements regarding the payment of dividends on the Preferred Stock. Additionally, pursuant to federal law and Federal Reserve regulations, as a bank holding company, the Company is required to act as a source of financial and managerial strength to the Bank and commit resources to its support, including, without limitation, the guarantee of its capital plans if it is undercapitalized. Such support may be required at times when the Company may not otherwise be inclined or able to provide it. As a result of the foregoing, we may be unable to pay dividends on the Preferred Stock on one or more of the scheduled payment dates, or at any other time, and any such payment may require prior approval by the Federal Reserve. The reduction or elimination of dividends paid on the Preferred Stock could adversely affect the market price of the Preferred Stock.

If the Company were to be the subject of a bankruptcy proceeding under Chapter 11 of the U.S. Bankruptcy Code, then the bankruptcy trustee would be deemed to have assumed, and would be required to cure immediately, any deficit under any commitment we have to any of the federal banking agencies to maintain the capital of the Bank, and to any other insured depository institution for which we have such a responsibility, and any claim for breach of such obligation would generally have priority over most other unsecured claims including the Preferred Stock and the related depositary shares.

Holders of the depositary shares and the Preferred Stock will have limited voting rights.

Holders of the Preferred Stock will have no voting rights with respect to matters that generally require the approval of voting shareholders. Holders of the Preferred Stock will have voting rights only as required by applicable law or by the terms of the Preferred Stock, including with respect to the authorization or increase in the amount of any equity security ranking senior to the Preferred Stock and certain changes in terms of the Preferred Stock. See “Description of the Preferred Stock—Voting Rights.” Holders of depositary shares must act through the depositary to exercise any voting rights of the Preferred Stock.

We cannot assure you that a liquid trading market for the depositary shares will develop, and you may find it difficult to sell your depositary shares.

The Preferred Stock and the related depositary shares are new issues of securities with no established trading market. We intend to apply to list the depositary shares representing proportional interests in our Preferred Stock on the Nasdaq Capital Market under the symbol “MNSBP.” However, there is no guarantee that we will be able to list the depositary shares. If approved, we expect trading of the depositary shares on Nasdaq to begin within the 30-day period after the original issue date. If they do not qualify for listing, or if an active trading market does not develop, you may have difficulty selling any of the depositary shares. We cannot predict the extent to which investor interest in the depositary shares will lead to the development of an active trading market on Nasdaq, any other national securities exchange or otherwise, or how liquid that market might become. If an active, liquid market does not develop for the depositary shares, the market price and liquidity of the depositary shares may be adversely affected. We cannot assure you that you will be able to sell your depositary shares at a particular time or that the price you receive when you sell them will be favorable.

General market conditions and unpredictable factors could adversely affect market prices for the depositary shares.

There can be no assurance about the market prices for the depositary shares. Numerous factors, many of which are not predictable and are beyond our control, will influence the market prices of the depositary shares. Future trading prices of the depositary shares will depend on many factors, including:

•	whether dividends have been declared or are likely to be declared on the Preferred Stock from time to time;

•	our and the Bank’s operating performance, financial condition and prospects, or the operating performance, financial condition and prospects of our and the Bank’s competitors;

•	our creditworthiness;

•	prevailing interest rates;

•	economic, financial, geopolitical, regulatory or judicial events affecting us or the financial markets generally;

•	the impact of the COVID-19 pandemic; and

•	the market for similar securities.

Accordingly, the depositary shares may trade at a discount to the price per share originally paid for such shares, even if a secondary market for the depositary shares develops.

Holders of depositary shares may be unable to use the dividends-received deduction.

Distributions paid to corporate U.S. holders of the depositary shares may be eligible for the dividends-received deduction if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future taxable years for distributions on the Preferred Stock to qualify, in whole or in part, as dividends for U.S. federal income tax purposes. See “Certain Material U.S. Federal Income Tax Considerations.” There may also be future changes in tax law that affect the availability of the dividends-received deduction. If any distributions on the Preferred Stock with respect to any taxable year are not eligible for the dividends-received deduction because of insufficient current or accumulated earnings and profits or otherwise, the market value of the depositary shares may decline.

Additional issuances of preferred stock or securities convertible into preferred stock may further dilute existing holders of our depositary shares.

We may, in the future, determine that it is advisable, or we may encounter circumstances where we determine it is necessary, to issue additional shares of preferred stock, securities convertible into or exchangeable for shares of preferred stock, or preferred stock-equivalent securities. Our board of directors is authorized to cause us to issue one or more classes or series of preferred stock from time to time without any action on the part of the shareholders, and we may also issue additional shares of Series A Preferred Stock. Our board of directors also has the power, without shareholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our Preferred Stock with respect to dividends or upon our dissolution, winding-up and liquidation and other terms.

Although the requisite approval of holders of depositary shares representing interests in the Preferred Stock is required to authorize or issue any shares of capital stock senior in rights and preferences to the Preferred Stock, if we issue preferred stock in the future that has a preference over our Preferred Stock with respect to the payment of dividends or upon liquidation, or if we issue preferred stock with voting rights that dilute the voting power of the Preferred Stock or the related depositary shares, the rights of holders of the depositary shares or the market price of the depositary shares could be adversely affected. The market price of the depositary shares could decline as a result of sales of Preferred Stock made after this offering or in connection with other offerings, as well as other sales of a large block of depositary shares or similar securities in the market, or the perception that such sales could occur.

The Preferred Stock may be junior in rights and preferences to our future preferred stock.

The Preferred Stock may rank junior to preferred stock issued in the future by us that by its terms is expressly senior in rights and preferences to the Preferred Stock (“senior stock”). In addition, the terms of any of our future senior stock may restrict dividend payments on the Preferred Stock, except for dividends payable solely in shares of Preferred Stock. If required by the terms of any of our future senior stock, unless full dividends for all of our outstanding senior stock have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment, no dividends will be declared or paid and no distribution will be made on any shares of the Preferred Stock or related depositary shares, and no shares of the Preferred Stock or related depositary shares may be repurchased, redeemed or otherwise acquired by us, directly or indirectly, for consideration. This could result in dividends on the Preferred Stock and related depositary shares not being paid when due to you.

Our management has broad discretion over the use of proceeds from this offering.

Our management has significant flexibility in applying the proceeds that we receive from this offering. Although we have indicated our intent to use the proceeds from this offering for general corporate purposes including common stock repurchases, working capital, and the funding of organic growth or potential acquisitions, the proceeds of this offering may be used in a manner that does not generate a favorable return for us. In addition, if we use the funds to acquire other businesses, there can be no assurance that any business we acquire would be successfully integrated into our operations or otherwise perform as expected.

An investment in the depositary shares is not an insured deposit.

The depositary shares and the Preferred Stock are equity securities and are not bank deposits or savings accounts and, therefore, are not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity.

An investment in the depositary shares and the Preferred Stock is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this prospectus supplement, the accompanying prospectus and the other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus. As a result, if you acquire the depositary shares, you may be at risk of losing some or all of your investment.

The depositary shares and the Preferred Stock have not been rated.

The depositary shares and the Preferred Stock have not been rated and may never be rated. It is possible, however, that one or more rating agencies might independently decide to assign a rating to the depositary shares or the Preferred Stock or that we may elect to obtain a rating of the depositary shares or the Preferred Stock in the future. Furthermore, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to the depositary shares or the Preferred Stock in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, could adversely affect the market for, or the market value of, the depositary shares.

Ratings reflect the views of the issuing rating agency or agencies, and such ratings could at any time be revised downward, placed on negative outlook or withdrawn entirely at the discretion of the issuing rating agency or agencies. Furthermore, a credit rating is not a recommendation to purchase, sell or hold any particular security, including the depositary shares and the Preferred Stock, and it may be withdrawn at any time by the issuing organization in its sole discretion. Ratings do not reflect market prices or the suitability of a security for a business, or the structure or market value of the depositary shares or the Preferred Stock.

Neither we nor any underwriter undertakes any obligation to obtain a rating, to maintain any rating once issued or to advise holders of depositary shares of any change in ratings.

CAPITALIZATION

The following table sets forth, on a consolidated basis, our capitalization as of June 30, 2020:

•	on an actual historical basis, and

•

on an “as adjusted” basis after giving pro forma effect to the sale of the depositary shares offered hereby for total net proceeds of approximately $         million after deducting the estimated expenses and underwriting discounts and commissions (but excluding the contingent management fee as described in “Underwriting”), as if the offering had been completed as of June 30, 2020.

This information should be read together with the financial and other data in this prospectus supplement as well as the consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, and the “Use of Proceeds” section of this prospectus supplement, together with the other information included or incorporated in this prospectus supplement and the accompanying prospectus.

	June 30, 2020 (actual)	June 30, 2020 (adjusted)
Dollars in thousands, except per share data and ratios
Cash and cash equivalents	$76,354	$

Liabilities
Total deposits	1,342,332		1,342,332
Federal Home Loan Bank advances	10,000		10,000
Subordinated debt, net	14,819		14,819
Other liabilities	21,546		21,546

Total liabilities	$1,388,697		$1,388,697

Stockholders’ equity
Preferred stock, $1.00 par value, 2,000,000 shares authorized; no shares issued and outstanding as of June 30, 2020; shares issued and outstanding, as adjusted	$—	$
Common stock, $4.00 par value, 10,000,000 shares authorized; issued and outstanding 8,263,941 shares as of June 30, 2020	32,433		32,433
Capital surplus	74,850
Retained earnings	31,933		31,933
Accumulated other comprehensive income	954		954

Total Stockholders’ Equity	140,170

Total Liabilities and Stockholders’ Equity	$1,528,867	$

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $         million, after deducting estimated expenses and underwriting discounts and commissions (but excluding the contingent management fee as described in “Underwriting”). We intend to use the net proceeds from this offering for general corporate purposes, which may include repurchases of outstanding common stock, working capital and the funding of organic growth of MainStreet Bank, or potential acquisitions. Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds.

DESCRIPTION OF THE PREFERRED STOCK

The following is a description of the particular terms of the Preferred Stock offered pursuant to this prospectus supplement. This description supplements and, to the extent inconsistent, modifies the description of the general terms and provisions of preferred stock set forth in the accompanying prospectus under “Description of Our Capital Stock—Preferred Stock.” To the extent the description in this prospectus supplement is inconsistent with the description contained in the accompanying prospectus, you should rely on the description in this prospectus supplement. The following description is qualified in its entirety by the Articles of Amendment relating to the Preferred Stock (the “Articles of Amendment”), which will be included as an exhibit to documents filed with the SEC, and where this description is inconsistent with the description of the Preferred Stock in the Articles of Amendment, the Articles of Amendment will control.

General

The Preferred Stock is a single series of our authorized preferred stock. We are offering                  depositary shares (                 depositary shares if the underwriters exercise their over-allotment option in full), representing                  shares of the Preferred Stock (                 shares of the Preferred Stock if the underwriters exercise their over-allotment option in full) in the aggregate by this prospectus supplement and the accompanying prospectus. Shares of the Preferred Stock, upon issuance against full payment of the purchase price for the depositary shares, will be fully paid and nonassessable. The depositary will be the sole holder of shares of the Preferred Stock. The holders of depositary shares will be required to exercise their proportional rights in the Preferred Stock through the depositary, as described in the section entitled “Description of the Depositary Shares.”

Shares of the Preferred Stock will rank senior to our common stock and at least equally with each other series of preferred stock we may issue if provided for in the articles of amendment relating to such preferred stock or otherwise (except for any senior stock that may be issued with the requisite consent of the holders of the Preferred Stock and all other parity stock, if any), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up of the Company. See “—Other Preferred Stock” below. In addition, we will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (after satisfaction of all claims for indebtedness and other non-equity claims). Further, the Preferred Stock may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation, or similar proceeding.

The Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of stock or other securities of the Company. The Preferred Stock has no stated maturity and will not be subject to any sinking fund or other obligation of the Company to redeem or repurchase the Preferred Stock.

We reserve the right to re-open this series and issue additional shares of the Preferred Stock either through public or private sales at any time and from time to time, which may or may not involve additional depositary shares. The additional shares would form a single series with the Preferred Stock offered by this prospectus supplement. In addition, we may from time to time, without notice to or consent of holders of the Preferred Stock or the depositary shares, issue additional shares of preferred stock that rank equally with or junior to the Preferred Stock.

Dividends

General

Dividends on the Preferred Stock will not be cumulative. If our board of directors or a duly authorized committee of our board of directors does not declare a dividend on the Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date, or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our board of directors or a duly authorized committee of our board of directors declares a dividend on the Preferred Stock for any subsequent dividend period. A dividend period is each period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Preferred Stock. Dividends payable on the Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Holders of the Preferred Stock will be entitled to receive, when, as, and if declared by our board of directors or a duly authorized committee of our board of directors out of assets legally available for the payment of dividends under Virginia law, non-cumulative cash dividends based on the liquidation preference of the Preferred Stock at a rate equal to         % per annum for each quarterly dividend period from the original issue date through the redemption date of the Preferred Stock, if any. In the event that we issue additional shares of Preferred Stock after the original issue date, dividends on such shares will accrue from the original issue date of such additional shares or any other date we specify at the time such additional shares are issued.

If declared by our board of directors or a duly authorized committee of our board of directors, we will pay dividends on the Preferred Stock quarterly in arrears, on March 30, June 30, September 30 and December 30 of each year, commencing on December 30, 2020 (each such date, a “dividend payment date”). If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next business day without any adjustment to the amount of dividends paid. A business day means any weekday that is not a legal holiday in New York, New York, and that is not a day on which banking institutions in New York, New York, are closed.

Dividends will be payable to holders of record of the Preferred Stock as they appear on our stock register on the applicable record date, which shall be the 15th calendar day before the applicable dividend payment date, or such other record date, not exceeding 30 calendar days before the applicable payment date, as shall be fixed by our board of directors or a duly authorized committee of our board of directors. The corresponding record dates for the depositary shares will be the same as the record dates for the Preferred Stock.

Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Preferred Stock will cease to accrue on the redemption date, if any, as described below under “—Redemption,” unless we default in the payment of the redemption price of the shares of the Preferred Stock called for redemption.

The Company’s ability to pay dividends on the Preferred Stock depends on the ability of MainStreet Bank to pay dividends to the Company. The ability of the Company and MainStreet Bank to pay dividends in the future is subject to bank regulatory requirements and capital adequacy rules and policies established by the Virginia Bureau of Financial Institutions and the Federal Reserve. In particular, dividends on the Preferred Stock may not be declared, paid or set aside for payment if and to the extent such dividends would cause us to fail to comply with applicable laws and regulations, including capital adequacy rules applicable to us. The Federal Reserve also has the authority to prohibit or to limit the payment of dividends by a banking organization under its jurisdiction if, in the Federal Reserve’s opinion, the organization is engaged in or is about to engage in an unsafe or unsound practice.

Priority of Dividends

The Preferred Stock will rank junior as to payment of dividends to any class or series of our preferred stock that we may issue in the future that is expressly stated to be senior to the Preferred Stock. If at any time we do not pay, on the applicable dividend payment date, accrued dividends on any shares that rank senior in priority to the Preferred Stock with respect to dividends, we may not pay any dividends on the Preferred Stock or repurchase, redeem, or otherwise acquire for consideration any shares of Preferred Stock until we have paid, or set aside for payment, the full amount of the unpaid dividends on the shares that rank senior in priority with respect to dividends that must, under the terms of such shares, be paid before we may pay dividends on, repurchase, redeem, or otherwise acquire for consideration, the Preferred Stock. As of the date hereof, there are no other shares of preferred stock issued and outstanding.

So long as any share of Preferred Stock remains outstanding, unless, in each case, the full dividends for the preceding dividend period on all outstanding shares of the Preferred Stock have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment:

•

no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock (other than (i) a dividend payable solely in junior stock or (ii) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan);

•

no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of one share of junior stock for or into another share of junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions or other acquisitions of shares of junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, or (vii) the acquisition by us or any of our subsidiaries of record of ownership in junior stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us; and

•

no shares of parity stock, if any, shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Preferred Stock and such parity stock, if any, (ii) as a result of a reclassification of parity stock for or into other parity stock, (iii) the exchange or conversion of parity stock for or into other parity stock or junior stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock, (v) purchases of shares of parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, or (vii) the acquisition by us or any of our subsidiaries of record of ownership in parity stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us.

We will not declare or pay or set apart funds for the payment of dividends on any parity stock, unless we have paid or set apart funds for the payment of dividends on the Preferred Stock. When dividends are not paid in full upon shares of Preferred Stock and parity stock, if any, all dividends declared upon shares of Preferred Stock and parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on the Preferred Stock, and accrued dividends, including any accumulations, if any, on parity stock, if any, bear to each other.

As used in this prospectus supplement, “junior stock” means our common stock and any other class or series of stock of the Company hereafter authorized over which the Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company. As of the date of this prospectus supplement, our common stock is the only series of junior stock outstanding.

As used in this prospectus supplement, “parity stock” means any other class or series of stock of the Company that ranks on a parity with the Preferred Stock with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up of the Company. As of the date of this prospectus supplement, there are no series of parity stock outstanding. See “—Other Preferred Stock” below.

As used in this prospectus supplement, “senior stock” means any other class or series of stock of the Company ranking senior to the Preferred Stock with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up of the Company. As of the date of this prospectus supplement, there are no series of senior stock outstanding. See “—Other Preferred Stock” below.

Subject to the considerations described above, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by our board of directors or a duly authorized committee of our board of directors, may be declared and paid on our common stock and any other stock ranking equally with or junior to the Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Preferred Stock shall not be entitled to participate in any such dividend.

Redemption

The Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Neither the holders of Preferred Stock nor holders of depositary shares will have the right to require the redemption or repurchase of the Preferred Stock.

We may, at our option and subject to any required regulatory approval, redeem the Preferred Stock (i) in whole or in part, from time to time, on any dividend payment date on or after September 30, 2025, or (ii) in whole, but not in part, at any time within 90 days following a “regulatory capital treatment event,” in either case at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends on the shares of Preferred Stock called for redemption up to the redemption date.

A “regulatory capital treatment event” means the good faith determination by the Company that, as a result of any:

•

amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Preferred Stock;

•	proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of Preferred Stock; or

•

official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Preferred Stock;

there is more than an insubstantial risk that the Company will not be entitled to treat the full liquidation value of the shares of Preferred Stock then outstanding as “Tier 1 capital” (or its equivalent) for purposes of the Federal Reserve’s capital adequacy rules (or, as and if applicable, the capital adequacy rules of any successor federal banking regulator or agency), as then in effect and applicable, for as long as any share of Preferred Stock is outstanding.

We are a bank holding company regulated by the Federal Reserve. We intend to treat the Preferred Stock as “additional tier 1 capital” (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor federal banking agency) applicable to us.

If shares of the Preferred Stock are to be redeemed, the notice of redemption shall be sent to the holders of record of the Preferred Stock to be redeemed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the depositary shares representing the Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”), we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

•	the redemption date;

•	the number of shares of Preferred Stock to be redeemed and, if fewer than all the shares held by the holder are to be redeemed, the number of shares of Preferred Stock to be redeemed from the holder;

•	the redemption price;

•	the place or places where the certificates evidencing shares of Preferred Stock, if applicable, are to be surrendered for payment of the redemption price; and

•	that dividends on the shares of Preferred Stock to be redeemed will cease to accrue on the redemption date.

Upon the redemption date, dividends will cease to accrue on shares of Preferred Stock, and such shares of Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, including the rights described under “—Voting Rights” below, except the right to receive the redemption price plus any declared and unpaid dividends on the shares of Preferred Stock called for redemption up to the redemption date. See “Description of the Depositary Shares” for information about redemption of the depositary shares relating to the Preferred Stock.

In case of any redemption of only part of the shares of the Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata or by lot. Subject to the provisions hereof, our board of directors or a duly authorized committee of our board of directors shall have full power and authority to prescribe the terms and conditions upon which shares of the Preferred Stock shall be redeemed from time to time.

Under the Federal Reserve’s capital adequacy rules applicable to bank holding companies, any redemption of the Preferred Stock is subject to prior approval by the Federal Reserve. See “Risk Factors — Investors should not expect us to redeem the Preferred Stock on the date it becomes redeemable at our option or on any particular date after it becomes redeemable at our option.” Any redemption of the Preferred Stock is subject to our receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital adequacy rules of the Federal Reserve applicable to redemption of the Preferred Stock.

Neither the holders of the Preferred Stock nor the holders of the related depositary shares have the right to require the redemption or repurchase of the Preferred Stock. Any notice of redemption, once given, shall be irrevocable.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind-up our business and affairs, holders of the Preferred Stock will be entitled to receive a liquidating distribution of $1,000 per share of the Preferred Stock (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends, out of assets legally available for distribution to our shareholders, before we make any distribution of assets to the holders of our common stock or any other class or series of shares ranking junior to the Preferred Stock. Holders of the Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidating distribution.

In any such distribution, if the assets of the Company are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of the Preferred Stock and all holders of parity stock, if any, as to such distribution with the Preferred Stock, the amounts paid to the holders of Preferred Stock and the holders of parity stock, if any, will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Preferred Stock and parity stock, if any, the holders of our junior stock shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences.

In addition, we will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (after satisfaction of all claims for indebtedness and other non-equity claims). Further, the Preferred Stock may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation, or similar proceeding.

Our merger or consolidation with any other entity, including a merger or consolidation in which the holders of Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Company for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of the Company.

Because we are a holding company, our rights and the rights of our creditors and our shareholders, including the holders of the Preferred Stock, to participate in the assets of any subsidiary, including MainStreet Bank, upon that subsidiary’s liquidation or recapitalization may be subject to the prior claims of that subsidiary’s creditors, including deposits, except to the extent that we are a creditor with recognized claims against the subsidiary.

Voting Rights

Except as provided below, the holders of the Preferred Stock will have no voting rights.

Right to Elect Two Directors upon Nonpayment of Dividends

If we fail to pay, or declare and set apart for payment, dividends on outstanding shares of the Preferred Stock for six quarterly dividend periods, whether or not consecutive (a “Nonpayment”), the number of members of our board of directors shall be increased by two, and the holders of outstanding shares of the Preferred Stock, voting as a single class with the holders of shares of any equally ranked series of preferred stock for which dividends have not been paid and upon which voting rights have been conferred and are exercisable (“Voting Parity Stock”) shall be entitled to vote for the election of two additional members of the board of directors (the “Preferred Stock Directors”), with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series. At any time after such voting power has vested, the holders of the Preferred Stock shall have the right, voting as a single class together with the holders of Voting Parity Stock (if any), to elect two Preferred Stock Directors at a special meeting called upon the written request of the holders of record of at least 20% of the outstanding shares of the Preferred Stock or any series of Voting Parity Stock (unless such request is received by us less than 90 days before the date publicly announced for our next annual meeting or fixed for a special meeting of shareholders, in which event such election shall be held at such upcoming annual or special meeting of the shareholders); provided that at no time shall our board of directors include more than two Preferred Stock Directors, and provided further that any election of Preferred Stock Directors would not cause us to violate the corporate governance requirements of the Nasdaq Capital Market (or any other exchange on which our securities may be listed) regarding the independence of directors or other similar requirements. Notice for any such special meeting will be given in a similar manner to that provided in the Company’s Bylaws for a special meeting of shareholders of the Company, which are incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2019. See “Where You Can Find More Information.”

The Preferred Stock Directors elected at any such special meeting or annual meeting will hold office until our next annual meeting of shareholders unless their term has been previously terminated as described below. In case any vacancy occurs among the Preferred Stock Directors, a successor will be elected by the board of directors to serve until the next annual meeting of shareholders upon the nomination by the remaining Preferred Stock Director or, if no Preferred Stock Director remains in office, by the vote of the holders of record of the outstanding shares of Preferred Stock and any series of Voting Parity Stock, voting as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series. Each of the two Preferred Stock Directors shall each be entitled to one vote per director on any matter.

Upon payment in full of continuous noncumulative dividends on the Preferred Stock for a period of one year following a Nonpayment, the terms of the two Preferred Stock Directors elected as set forth above shall immediately terminate, the number of directors shall be reduced by two, and the voting rights described above shall cease, subject to revesting of such voting rights in the event of any future Nonpayment. In addition, if and when the rights of holders of Preferred Stock terminate for any reason, including under circumstances described above under “— Redemption,” such voting rights shall terminate along with the other rights (except, if applicable, the right to receive the redemption price plus any declared and unpaid dividends), and the terms of any Preferred Stock Directors shall terminate automatically and the number of directors shall be reduced by two, assuming that the rights of holders of such Voting Parity Stock have similarly terminated.

Under the regulations of the Federal Reserve, if the holders of any series of preferred stock are or become entitled to vote separately for the election of directors as a class, such series, along with any other holders of stock that are entitled to vote for the election of directors with that series, will be deemed a class of voting securities. A company holding 25% or more of that class, or less if it otherwise exercises a “controlling influence” over us, will be subject to regulation as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). In addition, at the time the series is deemed a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve under the BHC Act to acquire or retain more than 5% of that class. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that class.

Other Voting Rights

So long as any shares of Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Preferred Stock, voting separately as a class, shall be required to:

•

authorize or increase the authorized amount of, or issue shares of, any class or series of senior stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares of senior stock;

•

amend the provisions of our Amended and Restated Articles of Incorporation, as amended (“Articles of Incorporation”), so as to adversely affect the powers, preferences, privileges or rights of the Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Preferred Stock or authorized common stock or preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with or junior to the Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company will not be deemed to adversely affect the powers, preferences, privileges or rights of the Preferred Stock; or

•

consummate a binding share-exchange or reclassification involving the Preferred Stock, or a merger or consolidation with or into another entity unless (i) the shares of the Preferred Stock remain outstanding or are converted into or exchanged for preferred securities of the surviving entity and (ii) the shares of the remaining Preferred Stock or the new preferred securities of the surviving entity have terms that are not materially less favorable than the Preferred Stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Preferred Stock shall have been redeemed.

Voting Rights under Virginia Law

Except as expressly set forth in the Articles of Amendment, the Virginia Stock Corporation Act does not provide any additional voting rights to the holders of the Preferred Stock. Therefore, under the Virginia Stock Corporation Act, the holders of the Preferred Stock will only have those voting rights set forth above under “—Voting Rights.”

Preemptive and Conversion Rights

The holders of the Preferred Stock do not have any preemptive or conversion rights.

Other Preferred Stock

Our Articles of Incorporation authorize our board of directors to create and provide for the issuance of one or more series of preferred stock, par value $1.00 per share, without the approval of our shareholders. Our board of directors can also determine the terms, including the designations, powers, preferences and rights (including conversion, voting and other rights) and the qualifications, limitations or restrictions, of any such series of preferred stock. Currently, 2,000,000 shares of our capital stock are classified as preferred stock under our Articles of Incorporation. As of the date of this prospectus supplement, we have no shares of preferred stock issued and outstanding.

Depositary Agent, Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC will be the depositary, transfer agent and registrar for the Preferred Stock. We may, in our sole discretion, remove the depositary in accordance with the agreement between us and the depositary; provided that we will appoint a successor depositary who will accept such appointment prior to the effectiveness of its removal.

Information Rights

During any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act and any shares of the Preferred Stock are outstanding, we will use our best efforts to (i) make available on our website, at www.mstreetbank.com, current information specified in Rule 144(c)(2) under the Securities Act of 1933 and Rule 15c2-11(a)(5)(i) to (xiv) and (xvi) under the Exchange Act; and (ii) promptly, upon request, supply such information to any holder or prospective holder of Preferred Stock.

DESCRIPTION OF THE DEPOSITARY SHARES

The following description summarizes specific terms and provisions of the depositary shares relating to the Preferred Stock and supplements the description of the general terms and provisions of the depositary shares set forth in the accompanying prospectus under “Description of Other Securities We May Offer—Depositary Shares.” This summary is qualified in its entirely by reference to the relevant sections of the deposit agreement and form of depositary receipt, which will be included as exhibits to documents that we file with the SEC. To the extent that information regarding the depositary shares contained in the deposit agreement or form of depositary receipt is inconsistent with the information in this prospectus supplement or the accompanying prospectus, the information in the deposit agreement and form of depositary receipt, as applicable, will apply and supersede the information in this prospectus supplement and the accompanying prospectus.

General

We are issuing depositary shares representing proportional fractional interests in shares of the Preferred Stock. Each depositary share represents a 1/40th interest in a share of the Preferred Stock, and will be evidenced by depositary receipts. We will deposit the underlying shares of the Preferred Stock with a depositary pursuant to a deposit agreement among us, American Stock Transfer & Trust Company, LLC and the holders from time to time of the depositary receipts evidencing the depositary shares (the “Deposit Agreement”). Subject to the terms of the Deposit Agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Preferred Stock represented by such depositary share, to all the rights and preferences of the Preferred Stock represented thereby, including dividend, voting, redemption and liquidation rights.

In this prospectus supplement, references to “holders” of depositary shares mean those persons who own depositary shares registered in their own names on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through DTC. Please review the special considerations that apply to indirect holders described in the section entitled “Book-Entry Issuance.”

Immediately following the issuance of the Preferred Stock, we will deposit the Preferred Stock with the depositary, which will then issue the depositary shares to the underwriters. Copies of the forms of Deposit Agreement and the depositary receipt may be obtained from us upon request and in the manner described in the section entitled “Where You Can Find More Information.”

American Stock Transfer & Trust Company, LLC will be the depositary, transfer agent and registrar for the depositary shares. The depositary’s office at which the depositary receipts will be administered is located at 6201 15th Avenue, Brooklyn, New York 11219.

Dividends and Other Distributions

Each dividend payable on a depositary share will be in an amount equal to 1/40th of the dividend declared and payable on the related share of the Preferred Stock.

The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Preferred Stock to the record holders of depositary shares relating to the underlying Preferred Stock in proportion to the number of depositary shares held by such holders. If we make a distribution other than in cash, the depositary will distribute any property received by it to the record holders of depositary shares entitled to those distributions, unless it determines that it is not feasible to make a distribution. In that event, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the record holders of the depositary shares.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Preferred Stock.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Redemption of Depositary Shares

If we redeem the Preferred Stock represented by the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Preferred Stock held by the depositary. The redemption price per depositary share is expected to be equal to 1/40th of the redemption price per share payable with respect to the Preferred Stock (or $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

Whenever we redeem shares of Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of Preferred Stock so redeemed. If fewer than all of the outstanding depositary shares are redeemed, the depositary will select the depositary shares to be redeemed pro rata or by lot, or in such other manner that the depositary determines to be fair and equitable. The depositary will send notice of redemption to record holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Preferred Stock and the related depositary shares (provided that, if the depositary shares representing the Preferred Stock are held in book-entry form through DTC, the depositary may give such notice in any manner permitted by DTC).

Voting the Preferred Stock

Because each depositary share represents a 1/40th interest in a share of the Preferred Stock, holders of depositary receipts will be entitled to 1/40th of a vote per depositary share under those limited circumstances in which holders of the Preferred Stock are entitled to a vote, as described above in “Description of the Preferred Stock—Voting Rights.”

When the depositary receives notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the depositary will send the information contained in the notice to the record holders of the depositary shares relating to the Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Preferred Stock, may instruct the depositary to vote the amount of the Preferred Stock represented by the holder’s depositary shares. Insofar as practicable, the depositary will vote the amount of the Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Preferred Stock, it will not vote the amount of the Preferred Stock represented by such depositary shares.

Form of Preferred Stock and Depositary Shares

The depositary shares shall be issued in book-entry form through DTC, as described in “Book-Entry Issuance.” The Preferred Stock will be issued in registered form to the depositary.

Listing of Depositary Shares

We intend to apply to list the depositary shares on the Nasdaq Capital Market under the symbol “MNSBP.” However, there is no guarantee that we will be able to list the depositary shares. If approved, we expect trading of the depositary shares on Nasdaq to begin within the 30-day period following the original issue date.

Withdrawal of Preferred Stock

Any holder of depositary shares may receive the number of whole shares of Preferred Stock and any money or other property represented by the depositary shares held by such holder after surrendering the depositary receipts representing such depositary shares to the depositary, paying any taxes, governmental charges and fees provided for in the Deposit Agreement and complying with any other requirement of the Deposit Agreement. Holders of depositary shares making these withdrawals will be entitled to receive such whole shares of Preferred Stock, but holders of such whole shares of Preferred Stock will not be entitled to deposit that Preferred Stock under the Deposit Agreement or to receive depositary shares for such Preferred Stock after withdrawal. If the depositary shares surrendered by the holder in connection with withdrawal exceed the number of depositary shares that represent the number of whole shares of Preferred Stock to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Amendment and Termination of the Deposit Agreement

We may amend the form of depositary receipt evidencing the depositary shares and any provision of the Deposit Agreement at any time and from time to time by agreement with the depositary without the consent of the holders of depositary receipts. However, any amendment that would materially and adversely alter the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the Preferred Stock will not be effective unless the holders of at least a majority of the affected depositary shares then outstanding approve the amendment. We will make no amendment that impairs the right of any holder of depositary shares, as described above under “—Withdrawal of Preferred Stock,” to receive shares of Preferred Stock and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law. Holders who retain or acquire their depositary receipts after an amendment becomes effective will be deemed to have agreed to the amendment and will be bound by the amended Deposit Agreement.

The Deposit Agreement will automatically terminate if:

•	all outstanding depositary shares have been redeemed; or

•	a final distribution in respect of the Preferred Stock has been made to the holders of depositary receipts in connection with any liquidation, dissolution or winding up of the Company.

We may terminate the Deposit Agreement at any time upon not less than 35 days’ prior notice to the depositary, and the depositary will give notice of that termination to the record holders of all outstanding depositary shares not less than 30 days before the termination date. In the event of such termination, the depositary will deliver or make available for delivery to holders of depositary receipts, upon surrender of such depositary receipts, the number of whole or fractional shares of Preferred Stock as are represented by the depositary shares evidenced by such depositary receipts.

Upon termination of the Deposit Agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement, except that the depositary will continue to collect dividends and other distributions pertaining to Preferred Stock and will continue to deliver Preferred Stock certificates together with such dividends and distributions.

At any time after the expiration of three years from the date of termination, the depositary may sell the Preferred Stock and hold the proceeds of such sale, without interest, for the benefit of the holders of depositary receipts who have not then surrendered their depositary receipts. After making such sale, the depositary will be discharged from all obligations under the Deposit Agreement, except to account for such proceeds.

Charges of Depositary

We will pay the charges of the depositary in connection with the initial deposit of the Preferred Stock and the initial issuance of the depositary shares, any redemption of the Preferred Stock at our option, and all withdrawals of Preferred Stock by holders of depositary shares as previously agreed between us and the depositary. We will also pay all taxes and governmental charges arising solely from the existence of the Deposit Agreement. Holders of depositary shares will pay all other transfer fees, taxes and governmental charges and, such other charges as are expressly provided in the Deposit Agreement to be for their accounts. All other charges and expenses of the depositary, the registrar, and the transfer agent incident to the performance of their respective obligations arising from the depositary arrangements will be paid by us.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its resignation and we may at any time remove the depositary, with any such resignation or removal taking effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary will be appointed by us within 60 days after delivery of the notice of resignation or removal.

Miscellaneous

The depositary will forward to the holders of the depositary shares all notices and reports from us that we are required to furnish to the holders of the Preferred Stock.

Neither the depositary nor we will be liable if it or we are prevented or delayed by law or any circumstances beyond its or our control in performing our respective obligations under the Deposit Agreement. Our obligations and the obligations of the depositary under the Deposit Agreement will be limited to the performance of such duties as are set forth in the Deposit Agreement. Neither we nor the depositary shall be subject to any liability under the Deposit Agreement, other than for bad faith, gross negligence or willful misconduct.

Neither we nor the depositary, the registrar or the transfer agent will be obligated to prosecute or defend any legal proceedings in respect of any depositary shares or the Preferred Stock unless a satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or independent accountants, or information provided by persons presenting Preferred Stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

BOOK-ENTRY ISSUANCE

DTC will act as securities depositary for all of the depositary shares. We will issue the depositary shares only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). We will issue and deposit with DTC one or more fully-registered global certificates representing, in the aggregate, the total number of depositary shares to be sold in this offering.

DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a banking organization under the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation under the meaning of the New York Uniform Commercial Code, and a clearing agency registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, like transfers and pledges, in deposited securities through electronic computerized book-entry changes in the participants’ accounts, eliminating in this manner the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. Others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, are indirect participants and also have access to the DTC system. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of depositary shares within the DTC system must be made by or through direct participants, who will receive a credit for the depositary shares on DTC’s records. The ownership interest of each actual purchaser of each depositary share is in turn to be recorded on the direct and indirect participants’ records. DTC will not send written confirmation to beneficial owners of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased depositary shares. Transfers of ownership interests in the depositary shares are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the depositary shares, unless the book-entry system for the depositary shares is discontinued.

DTC has no knowledge of the actual beneficial owners of the depositary shares. DTC’s records reflect only the identity of the direct participants to whose accounts the depositary shares are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners, subject to any statutory or regulatory requirements as are in effect from time to time, will be governed by arrangements among them.

We will send redemption notices to Cede & Co. as the registered holder of the depositary shares. If less than all of the depositary shares are redeemed, DTC’s current practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

Although voting on the depositary shares is limited to the holders of record of the depositary shares, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote on the depositary shares. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to direct participants for whose accounts the depositary shares are credited on the record date (identified in a listing attached to the omnibus proxy).

We will make distribution payments on the depositary shares to DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on the payment date. Standing instructions and customary practices will govern payments from participants to beneficial owners. Subject to any statutory or regulatory requirements, participants, and neither DTC nor we, will be responsible for the payment. We and any paying agent will be responsible for payment of distributions to DTC. Direct and indirect participants are responsible for the disbursement of the payments to the beneficial owners.

DTC may discontinue providing its services as securities depositary on any of the depositary shares at any time by giving reasonable notice to us. If a successor securities depositary is not obtained, final depositary shares certificates must be printed and delivered. We may at our option decide to discontinue the use of the system of book-entry transfers through DTC (or a successor depositary). In this case, final certificates for the depositary shares will be printed and delivered.

We have obtained the information in this section about DTC and DTC’s book-entry system from sources that we believe to be accurate, but we assume no responsibility for the accuracy of the information. We have no responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.

“Beneficial owner” refers to the ownership interest of each actual purchaser of each depositary share.

“Direct participants” refers to securities brokers and dealers, banks, trust companies, clearing corporations and other organizations who, with the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc., own DTC. Purchases of depositary shares within the DTC system must be made by or through direct participants who will receive a credit for the depositary shares on DTC’s records.

“Indirect participants” refers to others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, and who also have access to the DTC system.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a general summary of certain material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the depositary shares. The following summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Department of the Treasury (the “Treasury”) regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, each as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly with retroactive effect, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein.

This summary is for general information only and does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of that investor’s individual circumstances, nor does it address the effects of any state, local or non-U.S. tax laws, any tax treaty or any U.S. federal estate, gift, generation-skipping transfer or alternative minimum tax considerations.

This summary is limited to taxpayers who will hold the depositary shares as “capital assets” within the meaning of Section 1221 of the Code, and it does not purport to be applicable to special classes of investors including, but not limited to, tax-exempt organizations, insurance companies, banks, thrifts or other financial institutions, mutual funds, grantor trusts, partnerships or other entities classified as partnerships for U.S. federal income tax purposes (and investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, controlled foreign corporations, brokers or dealers in securities or currencies, regulated investment companies, real estate investment trusts, passive foreign investment companies for U.S. federal income tax purposes, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, U.S. expatriates, persons who acquired their depositary shares pursuant to the exercise of employee stock options or otherwise acquired depositary shares as compensation or through a tax-qualified retirement plan, persons liable for the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that will hold the depositary shares as a position in a hedging transaction, “straddle,” “conversion,” “wash sale,” “constructive sale,” “integrated transaction” for U.S. federal income tax purposes or other risk reduction transaction, and persons required to accelerate the recognition of any item of gross income for U.S. federal income tax purposes with respect to our depositary shares as a result of such item being taken into account in an applicable financial statement. This summary does not address the tax considerations that may be relevant to subsequent purchasers of the depositary shares and does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 nor any considerations with respect to any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury regulations promulgated thereunder and intergovernmental agreements entered in connection therewith).

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) holds the depositary shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner and the partnership holding the depositary shares should consult their tax advisors regarding the tax considerations of acquiring, holding and disposing of the depositary shares.

We have not sought and will not seek any ruling from the IRS with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

The remainder of this discussion assumes that beneficial owners of the depositary shares will be treated as owners of the underlying Preferred Stock for U.S. federal income tax purposes.

U.S. Holders

As used in this discussion, the term “U.S. holder” means a beneficial owner of the depositary shares that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia (and certain non-U.S. entities taxed as U.S. corporations under specialized sections of the Code);

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions. Distributions with respect to the depositary shares will be taxable as dividend income to the extent paid out of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to the depositary shares exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in such depositary shares, and thereafter as capital gain.

Distributions with respect to the depositary shares taxable as dividends for U.S. federal income tax purposes paid to a corporate U.S. holder will generally qualify for a 50% dividends-received deduction, subject to various limitations. Corporate U.S. holders should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and with respect to the possible application of the extraordinary dividend provisions of the U.S. federal income tax law to their ownership or disposition of the depositary shares in their particular circumstances.

Distributions with respect to the depositary shares taxable as dividends for U.S. federal income tax purposes paid to a noncorporate U.S. holder will generally represent “qualified dividend income.” Qualified dividend income is taxable at preferential rates applicable to long-term capital gains, provided that certain holding period requirements are met and certain other conditions are satisfied.

A U.S. holder should consult its own tax advisors regarding the availability of the reduced dividend tax rate and the dividends-received deduction in light of its particular circumstances.

Sale, Exchange, or Certain Other Taxable Dispositions of the Depositary Shares. A U.S. holder will generally recognize capital gain or loss on a sale or exchange or other taxable disposition (other than certain redemptions described under “U.S. Holders—Redemptions of the Depositary Shares”) of the depositary shares equal to the difference, if any, between the amount realized upon the sale or exchange and such U.S. holder’s adjusted tax basis in the depositary shares sold or exchanged. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the depositary shares sold or exchanged is more than one year. Long-term capital gains of noncorporate taxpayers are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Redemptions of the Depositary Shares. Whether a payment made in redemption of our depositary shares will be treated as a dividend or as a payment in exchange for the depositary shares can only be determined on the basis of the particular facts as to each U.S. holder of our depositary shares at the time of redemption.

In general, a U.S. holder of our depositary shares will recognize capital gain or loss measured by the difference between the amount received by the U.S. holder for such depositary shares upon the redemption and such U.S. holder’s adjusted tax basis in the depositary shares redeemed if such redemption is considered to:

•	result in a complete termination of the U.S. holder’s stock interest in us under Section 302(b)(3) of the Code;

•	be substantially disproportionate with respect to the U.S. holder under Section 302(b)(2) of the Code;

•	be not essentially equivalent to a dividend with respect to the U.S. holder under Section 302(b)(1) of the Code; or

•	be a redemption of stock held by a shareholder who is not a corporation and where such redemption results in a partial liquidation of us under Section 302(b)(4) of the Code.

In applying these tests, there must be taken into account not only the depositary shares being redeemed, but also such U.S. holder’s ownership of other classes and series of our capital stock and any options (including stock purchase rights) to acquire any of the foregoing. A U.S. holder of our depositary shares also must take into account any such securities (including options) that are considered to be owned by such U.S. holder by reason of the constructive ownership rules set forth in Sections 302(c) and 318 of the Code.

If the redemption does not meet any of the tests described above, then the redemption proceeds received from our depositary shares will be treated as a distribution on our shares and will be taxable as described under the caption “U.S. Holders—Distributions” above. If a redemption of the depositary shares is treated as a distribution that is taxable as a dividend, U.S. holders are urged to consult their own tax advisors regarding the allocation of their tax basis in the redeemed and remaining depositary shares.

Information Reporting and Backup Withholding. Information returns will generally be filed with the IRS in connection with the payment of dividends or other taxable distributions on the depositary shares to noncorporate U.S. holders and certain payments of proceeds to U.S. holders on the sale, exchange or redemption of the depositary shares. Additionally, such payments may be subject to backup withholding (currently at a rate of 24%) unless such U.S. holder (a) comes within certain exempt categories and, when required, demonstrates this fact in the manner required, or (b) within a reasonable period of time, provides a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a U.S. holder is allowable as a credit against such holder’s U.S. federal income tax, which may entitle the U.S. holder to a refund, provided that the U.S. holder provides the required information to the IRS in a timely manner.

Non-U.S. Holders

As used in this discussion, the term “non-U.S. holder” means a beneficial owner of the depositary shares other than a U.S. holder as defined above or an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes.

Dividends. Distributions with respect to the depositary shares taxable as dividends for U.S. federal income tax purposes paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, unless such dividends are effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States (and, if required by an applicable tax treaty, are attributable to a U.S. permanent establishment). In order to claim the benefits of an applicable income tax treaty, a non-U.S. holder generally must furnish us or other payor with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8 or suitable successor or substitute form) before the distribution date certifying that such holder is eligible for treaty benefits. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

Dividends paid to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, are attributable to a permanent establishment of the non-U.S. holder in the United States) generally are not subject to U.S. federal withholding tax, provided that the non-U.S. holder furnishes us or other payor with a properly executed IRS Form W-8ECI before the distribution date. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis at the graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty, subject to certain adjustments.

A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an applicable income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange, or Certain Other Taxable Dispositions of the Depositary Shares. Subject to the discussion below under “—Information Reporting and Backup Withholding on Non-U.S. Holders,” a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding on gain realized on the sale, exchange or other taxable disposition of the depositary shares so long as:

•

the gain is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and if required by an applicable tax treaty, the gain is not attributable to a permanent establishment maintained by such non-U.S. holder in the United States);

•

in the case of a nonresident alien individual, such non-U.S. holder is not present in the United States for 183 or more days in the taxable year of the sale or disposition (and certain other conditions are met); and

•

the depositary shares do not constitute U.S. real property interests in a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the period that the non-U.S. holder held the depositary shares. We do not believe that we currently are a USRPHC or that we will become one in the future.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

Gain described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the disposition (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by U.S.-source capital losses, if any, for the taxable year, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

As discussed above under “U.S. Holders—Redemptions of the Depositary Shares,” an amount paid to a holder of depositary shares in connection with a redemption of the depositary shares may, under certain circumstances, be treated as a dividend. In that case, the payment would be subject to the rules for dividends described above under “Non-U.S. Holders—Dividends.”

Information Reporting and Backup Withholding. Payment of dividends and the tax withheld with respect thereto are subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty or withholding was not required because the dividends were effectively connected with a trade or business in the United States conducted by the non-U.S. holder. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides.

U.S. backup withholding (currently at a rate of 24%) will generally apply on payment of dividends to a non-U.S. holder unless such non-U.S. holder furnishes to the payor a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8 or suitable successor or substitute form) certifying its non-U.S. status or otherwise establishes an exemption.

Payment by a U.S. office of a broker of the proceeds of a sale of the depositary shares by a non-U.S. holder is subject to both backup withholding and information reporting unless the non-U.S. holder provides a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8 or suitable successor or substitute form) certifying its non-U.S. status or otherwise establishes an exemption. The payment of proceeds from the disposition of depositary shares by a non-U.S. holder effected at a non-U.S. office of a U.S. broker or a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless the non-U.S. holder provides a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8 or suitable successor or substitute form) certifying the non-U.S. holder’s non-U.S. status or by otherwise establishing an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that the recipient is a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules will be allowed as a credit against that holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the holder furnishes the required information to the IRS. Prospective investors should consult their own tax advisors regarding the application of these rules to their particular circumstances.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS AN OVERVIEW OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE DEPOSITARY SHARES. IT IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS THAT MAY BE IMPORTANT TO YOU. THUS, YOU ARE STRONGLY ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES RESULTING FROM THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE DEPOSITARY SHARES, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

CERTAIN BENEFIT PLAN AND ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition and holding of the depositary shares by an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (we refer to this Act as “ERISA”)) that is subject to Title I of ERISA, a plan or other arrangement subject to Section 4975 of the Code, including an individual retirement account (we refer to an account of this type as an “IRA”), a plan subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code (we refer to these similar laws as “Similar Laws”) and any entity whose underlying assets include “plan assets” by reason of any such employee benefit or retirement plan’s investment in such entity (each of which we refer to as a “Plan”).

The following discussion is general in nature and is not intended to be a complete discussion of the applicable laws and regulations pertaining to an investment in the depositary shares by a Plan. The following discussion is not intended to be legal advice and is based on applicable law and regulations in effect as of the date of this prospectus supplement; we do not undertake any obligation to update this summary as a result of changes in applicable law or regulations. Fiduciaries of Plans should consult with their own legal counsel before purchasing the depositary shares. References herein to the acquisition, holding or disposition of depositary shares also refer to the acquisition, holding or disposition of any beneficial interest in the depositary shares.

General Fiduciary Matters. ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan with its fiduciaries or other interested parties. Plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code (but may be subject to similar prohibitions under Similar Laws).

In considering the acquisition, holding and, to the extent relevant, disposition of depositary shares with a portion of the assets of a Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues. Section 406 of ERISA prohibits ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 3(14) of ERISA, and Section 4975 of the Code imposes an excise tax on certain “disqualified persons,” within the meaning of Section 4975 of the Code, who engage in similar transactions, in each case unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, a fiduciary of an ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. In the case of an IRA, the occurrence of a prohibited transaction could cause the IRA to lose its tax-exempt status.

The Company, the underwriters, and certain of our or their affiliates may be parties in interest or disqualified persons with respect to ERISA Plans and, accordingly, the acquisition, holding or disposition of depositary shares by an ERISA Plan with respect to which we or the underwriters (or certain of our or their affiliates) are considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the depositary shares are acquired, held and disposed of in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the depositary shares. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provides a limited exemption, commonly referred to as the “service provider exemption,” from the prohibited transaction provisions of ERISA and Section 4975 of the Code for the purchase and sale of the depositary shares with a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any ERISA Plan involved in the transaction) solely by reason of providing services to the Plan or by relationship to a service provider, provided that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied at the time that the depositary shares are acquired by a purchaser, or thereafter, if the facts relied upon for utilizing a prohibited transaction exemption change.

Because of the foregoing, any person investing “plan assets” of any Plan should consult its own legal counsel to determine whether the acquisition, holding and disposition of depositary shares will constitute a prohibited transaction under ERISA or Section 4975 of the Code or similar violation of any applicable Similar Laws and whether exemptive relief is available.

Representation. Each acquirer or holder of depositary shares, including each fiduciary who causes an entity to acquire or hold depositary shares, will be deemed to have represented and warranted, throughout the period that such acquirer or holder holds such depositary shares, that either (i) it is not a Plan, is not acting on behalf of a Plan, and no portion of the assets used to acquire or hold the depositary shares constitutes assets of any Plan, or (ii) the acquisition, holding and disposition of the depositary shares will not constitute (a) a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws for which there is no applicable statutory, regulatory or administrative exemption, or (b) a breach of fiduciary or other duty or applicable law.

As stated above, the foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing depositary shares on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the depositary shares. The acquisition, holding and, to the extent relevant, disposition of depositary shares by or to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan. Each purchaser or holder of a depositary share will have exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the depositary share does not violate ERISA, the Code or any Similar Law.

UNDERWRITING

We have entered into an underwriting agreement, dated                 , 2020, with B. Riley Securities, Inc. and Boenning & Scattergood, Inc., as representatives (the “Representatives”) of each of the underwriters named below, with respect to the depositary shares. Subject to the terms and conditions set forth in the underwriting agreement, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of depositary shares set forth opposite its name below:

Underwriter	Numbers of Depositary Shares
B. Riley Securities, Inc.
Boenning & Scattergood, Inc.
D.A. Davidson & Co.
Janney Montgomery Scott LLC
Total

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the depositary shares are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The underwriters are obligated to purchase all the depositary shares offered by us if they purchase any depositary shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have agreed for a period from the date of this prospectus supplement through, and including, the date 30 days after the date hereof that we will not, without the prior written consent of the Representatives, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any of our securities that are substantially similar to the Preferred Stock or the depositary shares, including any securities that are convertible into or exchangeable for, or that represent rights to receive, Preferred Stock, depositary shares or substantially similar securities.

Depositary shares sold by the underwriters to the public will be offered at the public offering price set forth on the cover of this prospectus supplement. The underwriters may offer the depositary shares to selected dealers at the public offering price set forth on the cover of this prospectus supplement less a concession not in excess of $                per depositary share. After the initial offering, the underwriters may change the offering price and the other selling terms. The offering of the depositary shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table summarizes the public offering price, underwriting discounts and commissions and proceeds before payment of other expenses by us assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares:

	No Exercise	Full Exercise (1)
Per depositary share	$	$

Total	$

(1)	Reflects the full exercise of the underwriters’ option to purchase additional depositary shares.

We estimate that our total expenses for this offering, including our reimbursement of the underwriters for a portion of their out-of-pocket expenses incurred in connection with this offering, including legal fees and expenses, marketing, syndication and travel expenses, and excluding underwriting discounts and commissions, will be approximately $                . We will pay all of our expenses and costs in connection with this offering, including the underwriting discounts payable to the underwriters. In addition to the underwriting discounts, we have agreed to pay in cash to the Representatives a contingent management fee equal to $100,000. We also agreed to reimburse the Representatives for their reasonable attorneys’ fees and related legal expenses, in an amount of up to $80,000, as well as reasonable out-of-pocket expenses incurred in connection with this offering, not to exceed $25,000 in the aggregate without the Company’s prior approval. In accordance with Financial Industry Regulatory Authority (“FINRA”) Rule 5110, the underwriters’ reimbursed expenses are deemed underwriting compensation for this offering.

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of                additional depositary shares at the public offering price listed on the cover of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option; to the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional depositary shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of depositary shares listed next to the names of all underwriters in the preceding table.

Indemnification

We have agreed to indemnify the underwriters, and persons who control the underwriters, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

Listing

Prior to this offering, there has been no public market for the depositary shares. We do not expect that there will be any separate public trading market for the shares of the Preferred Stock except as represented by the depositary shares. We intend to apply to list the depositary shares on the Nasdaq Capital Market under the symbol “MNSBP.” If the application is approved, we expect trading of the depositary shares on Nasdaq to begin within the 30-day period after the initial delivery of the depositary shares.

Stabilization

In connection with this offering of the depositary shares, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the depositary shares in the open market for the purpose of pegging, fixing or maintaining the price of the depositary shares. Syndicate covering transactions involve purchases of the depositary shares in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the depositary shares to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue such activities at any time without notice.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the depositary shares. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the underwriters or their affiliates.

Other than the prospectus supplement and the accompanying prospectus in electronic format, information on such websites and any information contained in any other website maintained by the underwriters or their affiliates is not part of this prospectus supplement or our registration statement of which the related prospectus forms a part, has not been approved or endorsed by us or the underwriters in their capacity as underwriters and should not be relied on by investors.

Our Relationships with the Underwriters

The underwriters and their affiliates have engaged, or may in the future engage, in investment banking transactions and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of its business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade indebtedness and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other Matters

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the depositary shares offered by this prospectus supplement in any jurisdiction in which action for that purpose is required. The depositary shares offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. We and the underwriters require that the persons into whose possession this prospectus supplement comes inform themselves about, and observe any restrictions relating to, the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the Preferred Stock and depositary shares offered by this prospectus supplement will be passed upon by Jones Walker LLP, Washington, D.C. Certain legal matters in connection with the offering will be passed upon for the underwriters by Squire Patton Boggs (US) LLP, Columbus, Ohio.

EXPERTS

The consolidated financial statements of MainStreet Bancshares, Inc. as of December 31, 2019 and 2018, and for each of the two years in the period ended December 31, 2019, have been audited by Yount, Hyde & Barbour, P.C., an independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K for the year ended December 31, 2019, and incorporated in this prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

$70,000,000

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

Units

We may offer and sell any combination of the securities listed above, in one or more offerings, up to a total dollar amount of $70,000,000 (or the equivalent in foreign currency or currency units). We may offer these securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more prospectus supplements. The debt securities, preferred stock and warrants may be convertible or exercisable or exchangeable for debt or equity securities of the Company or of one or more entities.

We will provide the specific terms of the securities offered in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. Please read this prospectus, the applicable supplement and any related free writing prospectus, as well as any documents incorporated by reference in this prospectus or any prospectus supplement, carefully before you invest in any of our securities.

Our common stock is quoted on the NASDAQ Capital Market, under the symbol “MNSB.” On August 3, 2020, the last quoted sale price of our common stock was $13.20 per share. You are urged to obtain current market quotations of the common stock. The applicable prospectus supplement will contain information, where applicable, as to any listing on the NASDAQ Capital Market or any securities market or other exchange of the securities covered by the applicable prospectus supplement.

The securities may be offered and sold on a continuous or delayed basis, through agents, dealers or underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. If agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth the names of the agents, dealers or underwriters and any applicable commissions or discounts. Net proceeds from the sale of securities will be set forth in the applicable prospectus supplement. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

As of August 3, 2020, based on 7,907,401 shares of our common stock held by non-affiliates of the Company and the closing price of the shares on The NASDAQ Stock Market ($13.20 per share), the aggregate market value of our common stock held by non-affiliates was $104,327,693.

Investing in our securities involves risks. You should carefully consider the Risk Factors referred to on page 6 of this prospectus and set forth in the applicable prospectus supplement and in the documents incorporated or deemed incorporated by reference herein before making any decision to invest in our securities.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 24, 2020

(i)

ABOUT THIS PROSPECTUS

Unless the context requires otherwise, in this prospectus, we use the terms “we,” “us,” “our” and the “Company” to refer to MainStreet Bancshares, Inc. and its subsidiary (unless the context indicates another meaning), and the term “Bank” to refer to MainStreet Bank (unless the context indicates another meaning).

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell, from time to time, in one or more offerings, any number of the securities described in this prospectus with a total aggregate principal amount or initial purchase price amount of $70,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering and the securities being offered. Each time we sell securities, we may also provide a free writing prospectus containing additional specific information about the securities being offered. You should read this prospectus, the prospectus supplement, any related free writing prospectus and the information incorporated by reference in this prospectus before making an investment in our securities. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” for more information. If there is any inconsistency between the information in this prospectus and any prospectus supplement or free writing prospectus, you should rely on the information in the prospectus supplement and free writing prospectus, if applicable.

Our SEC registration statement containing this prospectus, including exhibits, provides additional information about us and the securities offered under this prospectus and any prospectus supplement. The registration statement can be read at the SEC’s web site or at the SEC’s offices. The SEC’s website and street address are provided under the heading “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference in this prospectus and in any prospectus supplement or free writing prospectus that we may provide to you in connection with any offering of our securities described in this prospectus. We have not authorized anyone to provide you with different information. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should not assume that information contained in this prospectus, in any supplement to this prospectus, in any free writing prospectus, or in any document incorporated by reference is accurate as of any date other than the date on the front page of the document that contains the information, regardless of when this prospectus is delivered or when any sale of our securities occurs.

We may sell our securities to underwriters who will in turn sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents which we may designate from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

A prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to be received by the Company. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement or free writing prospectus, and the documents incorporated by reference herein or therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We are including this statement for the purpose of invoking those safe harbor provisions. Forward-looking statements often include the words

“believes,” “continues,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.” These forward-looking statements may include, among other things:

•	statements and assumptions relating to financial performance;

•	statements relating to the anticipated effects on results of operations or financial condition from recent or future developments or events;

•	statements relating to our business and growth strategies and our regulatory capital levels; and

•	any other statements, projections or assumptions that are not historical facts.

Forward-looking statements are necessarily based on estimates and assumptions that are indirectly subject to significant business, operational, economic and competitive uncertainties and contingencies, many of which are beyond our control, and many of which, with respect to future business decisions and actions (including acquisitions and divestitures) are subject to change. As a result, actual future results may differ materially from our forward-looking statements, and we qualify all forward-looking statements by various risks and uncertainties we face, some of which are beyond our control, as well as the assumptions underlying the statements, including, among others, the following factors:

•	the impact of the coronavirus disease (“COVID-19”) on our business, results of operations, financial conditions and liquidity;

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	competition among depository and other financial institutions, particularly intensified competition for deposits;

•	inflation and an interest rate environment that may reduce our margins or reduce the fair value of our financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory structure and in regulatory fees and capital requirements;

•	the impact of significant changes in accounting procedures or requirements or our financial condition or results of operations;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities;

•	changes in consumer spending, borrowing and saving habits;

•	changes in accounting policies and practices;

•	changes in our organization, compensation and benefit plans;

•	our ability to attract and retain key employees;

•	changes in our financial condition or results of operations that reduce capital;

•	changes in the financial condition or future prospects of issuers of securities that we own;

•

the concentration of our business in the Northern Virginia as well as the greater Washington, D.C. metropolitan area and the effect of changes in the economic, political and environmental conditions on those markets;

•	adequacy of our allowance for loan losses;

•	deterioration of our asset quality;

•	cyber threats, attacks or other data security events;

•	fraud or misconduct by internal or external parties;

•	reliance on third parties for key services;

•	future performance of our loan portfolio with respect to recently originated loans;

•	additional risks related to new lines of business, products, product enhancements or services;

•

results of examination of us by our regulators, including the possibility that our regulators may require us to increase our allowance for loan losses or to write-down assets or take other supervisory action;

•	the effectiveness of our internal controls over financial reporting and our ability to remediate any future material weakness in our internal controls over financial reporting;

•	liquidity, interest rate and operational risks associated with our business;

•	implication of our status as a smaller reporting company and as an emerging growth company; and

•	a work stoppage, forced quarantine, or other interruption, or the unavailability of key employees.

Some of these and other factors are discussed in the “Risk Factors” section and elsewhere in this prospectus and in the documents incorporated by reference herein. The development of any or all of these factors could have an adverse impact on our financial position and results of operations.

Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, unless otherwise required to do so by law or regulation. Actual results could differ and expectations could change, possibly materially, because one or more factors, including those factors listed above, or in material incorporated by reference in this prospectus or any amendment or addendum. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus or in the documents incorporated by reference herein might not occur, and you should not put undue reliance on any forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers, including the Company, that file electronically with the SEC. You may read any documents we have filed with the SEC on the SEC’s website at www.sec.gov and our website at www.mstreetbank.com. Information on our website does not constitute part of and is not incorporated by reference in this prospectus or any prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be a part of this prospectus, and the information we later file with the SEC that is incorporated by reference in this prospectus will automatically update information previously contained in this prospectus and any incorporated document. Any statement contained in this prospectus or in a document incorporated by reference in this prospectus will be deemed modified or superseded to the extent that a later statement contained in this prospectus or in an incorporated document modifies or supersedes such earlier statement. We are not, however, incorporating by reference any document or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus incorporates by reference the documents listed below that we have filed with the SEC (excluding any portion of these documents that has been furnished to and deemed not to be filed with the SEC):

Report(s)	Period(s) of Report(s) or Date(s) Filed

• Annual Report on Form 10-K	For the fiscal year ended December 31, 2019

• Quarterly Reports on Form 10-Q	For the quarters ended March 31, 2020 and June 30, 2020

• Current Reports on Form 8-K	Filed May 21, 2020 and July 20, 2020

We also incorporate by reference any future documents we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any document or portion thereof that has been furnished to and deemed not to be filed with the SEC. In addition, we incorporate by reference the description of our common stock contained in our Registration Statement on Form 10 that we filed with the SEC on February  15, 2019 and amended on March 22, 2019.

These documents are available without charge to you on the Internet at www.mstreetbank.com or if you call or write to: Investor Relations, MainStreet Bancshares, Inc., 10089 Fairfax Boulevard, Fairfax, Virginia 22030, or (703) 481-4567. Our periodic reports are also available on our website at www.mstreetbank.com. The reference to our website is not intended to be an active link, and the information on our website is not, and you must not consider the information to be, a part of this prospectus.

We have also filed a registration statement with the SEC relating to the securities offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information presented or incorporated by reference in the registration statement and its exhibits. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC as described above. The registration statement may contain additional information that may be important to you.

MAINSTREET BANCSHARES, INC.

Overview

MainStreet Bancshares, Inc. is a commercial bank holding company headquartered in Fairfax, Virginia. MainStreet Bank is a community bank focused on serving the borrowing, cash management, payment services and depository needs of small to medium-sized businesses and professional practices and retail customers. We emphasize providing responsive and personalized services to our clients. Due to the consolidation of financial institutions in our primary market area, we believe there is a significant opportunity for a local bank to provide a full range of financial services. By offering highly professional, personalized banking products and service delivery methods and employing advanced banking technologies, we seek to distinguish ourselves from larger, regional banks operating in our market area.

We believe we have a solid franchise that meets the financial needs of our clients and communities by providing an array of personalized products and services delivered by seasoned banking professionals with decisions made at the local level. We believe a significant customer base in our market prefers to do business with a local institution that has a local management team, a local Board of Directors and local founders and that this customer base may not be satisfied with the responsiveness of larger regional banks. By providing quality services, coupled with the opportunities provided by the economies in our market area, we have generated and expect to continue to generate organic growth.

We service Northern Virginia as well as the greater Washington, D.C. metropolitan area. Our goal is to deliver a customized and targeted mix of products and services that meets or exceeds customer expectations. To accomplish this goal, we have deployed a premium operating system that gives customers access to up-to-date banking technology. These systems and our highly skilled staff have allowed us to compete with larger financial institutions. The combination of sophisticated technology and personal service sets us apart from our competition. We strive to be the leading community bank in our market.

We offer a full range of banking services to individuals, small to medium-sized businesses and professional service organizations through both traditional and electronic delivery. We were the first community bank in the Washington, D.C. metropolitan area to offer a full online business banking solution, including remote check scanners on a business customer’s desktops. We offer mobile banking apps for iPhones, iPads and Android devices that provide for remote deposit of checks. In addition, we were the first bank headquartered in the Commonwealth of Virginia to offer CDARS, the Certificate of Deposit Account Registry Service, an innovative deposit insurance solution that provides Federal Deposit Insurance Corporation (“FDIC”) insurance on deposits up to $140 million. We believe that enhanced electronic delivery systems and technology increase profitability through greater productivity and cost control and allow us to offer new and better products and services.

Our products and services include business and consumer checking, premium interest-bearing checking, business account analysis, savings, certificates of deposit and other depository services, as well as a broad array of commercial, real estate and consumer loans. Internet account access is available for all personal and business accounts, internet bill payment services are available on most accounts, and a robust online cash management system is available for business customers. The Bank has enhanced its mobile banking application to include mobile deposits.

Both the Company and the Bank are incorporated in and chartered by the Commonwealth of Virginia. The Bank is a member of the Federal Reserve System, and its deposits are insured by the FDIC. The Bank opened for business on May 26, 2004 and is headquartered in Fairfax, Virginia. We currently operate seven Bank branches, located in Herndon, Fairfax, Fairfax City, McLean, Clarendon, and Leesburg, Virginia, and one in Washington, D.C.

The Company’s executive offices are located at 10089 Fairfax Boulevard, Fairfax, Virginia. Our telephone number is (703) 481-4567, and our internet address is www.mstreetbank.com. The information contained on our website shall not be considered part of this prospectus, and the reference to our website does not constitute incorporation by reference of the information contained on the website.

Emerging Growth Company Status

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and as defined in Section 2(a) of the Securities Act. For as long as we are an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies.

As an emerging growth company:

•

we may present as few as two years of audited financial statements and two years of related management’s discussion and analysis of financial condition and results of operations, in contrast to other reporting companies which must provide audited financial statements for three fiscal years;

•

we are exempt from the requirement to obtain an attestation and report from our auditors on management’s assessment of our internal control over financial reporting under the Sarbanes-Oxley Act of 2002;

•	we are permitted to provide less extensive disclosure about our executive compensation arrangements; and

•	we are permitted to include less extensive narrative disclosures than those required of other reporting companies, particularly with respect to executive compensation.

We have elected to take advantage of the reduced disclosure requirements relating to executive compensation, and in the future, we may take advantage of any or all of these exemptions for so long as we remain an emerging growth company. We will remain an emerging growth company until the earliest of (i) the end of the first fiscal year during which we have total annual gross revenues of $1.07 billion or more, (ii) the end of the fiscal year following the fifth anniversary of the completion of our initial registered public offering of common equity services, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt and (iv) the date on which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act.

In addition to the relief described above, the JOBS Act permits us an extended transition period for complying with new or revised accounting standards affecting public companies. We have elected not to take advantage of this extended transition period, which means that the financial statements incorporated by reference in this prospectus, as well as any financial statements that we file in the future, will be subject to all new or revised accounting standards generally applicable to public companies.

As an emerging growth company, any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to such a company could make our capital stock less attractive to investors.

RISK FACTORS

An investment in our securities involves significant risks. Before making an investment decision, you should carefully read and consider Risk Factors described under Item 1A in our most recent Annual Report on Form 10-K, and, as applicable, in our Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus, as well as those contained in any applicable prospectus supplement, as the same may be updated from time to time by our future filings with the SEC under the Exchange Act. You should also refer to other information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference herein or therein. Additional risks and uncertainties not presently known to us at this time or that we currently deem immaterial may also materially and adversely affect our business and operations.

REGULATORY CONSIDERATIONS

The Company is registered as a bank holding company and is subject to regulation by, and the supervision of, the Federal Reserve under the Bank Holding Company Act of 1956, as amended. The Bank is regulated and supervised by the Federal Reserve and the Virginia Bureau of Financial Institutions, and the Bank’s deposits are insured by the FDIC through the Deposit Insurance Fund. Dividends from the Bank are the primary source of funds for payment of dividends to the Company’s shareholders, and as a Virginia-chartered bank, the Bank is subject to restrictions on the amount of dividends it may pay to the Company. For a discussion of the various limitations on the ability of the Bank to pay dividends to the Company and on the ability of the Company to pay dividends to its shareholders, please refer to the Item 1 “Business” section in our Annual Report on Form 10-K for the year ended December 31, 2019, and to the subsequent reports we have filed with the SEC, which are incorporated by reference in this prospectus.

Depository institutions, such as the Bank, also are affected by various federal and state laws, including those relating to consumer protection and similar matters. For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and specific information relevant to us, please refer to the Item 1 “Business” section in our Annual Report on Form 10-K for the year ended December 31, 2019, and to the subsequent reports we have filed with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended for the protection of depositors and the Federal Deposit Insurance Fund and not for the protection of the Company’s security holders.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes. General corporate purposes may include, among other purposes, contribution to the capital of the Bank to support its lending and investing activities; the repayment of our debt; to support or fund acquisitions of other institutions or branches, if opportunities for such transactions become available; and investments in activities that are permitted for bank holding companies. We may temporarily invest funds that we do not immediately need for these purposes in investment securities or use them to make payments on our borrowings. The applicable prospectus supplement will provide details on the use of proceeds of any specific offering.

SECURITIES WE MAY OFFER

The securities that may be offered from time to time through this prospectus are:

•	common stock;

•	preferred stock, which we may issue in one or more series;

•	depositary shares representing a fractional interest in a share of preferred stock;

•	senior or subordinated debt securities, which we may issue in one or more series;

•	warrants entitling the holders to purchase common stock, preferred stock or debt securities; and

•	units consisting of two or more of the other securities described in this prospectus.

We will describe the terms of particular securities that we may offer in the future in a prospectus supplement and, if necessary, a free writing prospectus, that we will deliver with this prospectus. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement. In each prospectus supplement or free writing prospectus we will include, if relevant and material, the following information:

•	type and amount of securities that we propose to sell;

•	initial public offering price of the securities;

•	maturity;

•	original issue discount, if any;

•	rates and times of payment of interest, dividends or other payments, if any;

•	redemption, conversion, exercise, exchange, settlement or sinking fund terms, if any;

•	ranking as to priority of payment upon liquidation or right to payment of dividends;

•	voting or other rights, if any;

•

conversion, exchange or settlement prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion, exchange or settlement prices or rates and in the securities or other property receivable upon conversion, exchange or settlement;

•	names of the underwriters, agents or dealers, if any, through or to which we will sell the securities;

•	compensation, if any, of those underwriters, agents or dealers;

•	details regarding over-allotment options, if any;

•	net proceeds to us;

•	information about any securities exchange or automated quotation system on which the securities will be listed or traded;

•	material United States federal income tax considerations applicable to the securities;

•	any material risk factors associated with the securities; and

•	any other material information about the offer and sale of the securities.

In addition, the applicable prospectus supplement and any related free writing prospectus may add, update or change the information contained in this prospectus or in the documents we have incorporated by reference.

DESCRIPTION OF OUR CAPITAL STOCK

The following summary is a description of the material terms of our capital stock. This summary is not meant to be complete and is qualified by reference to the applicable provisions of the Virginia Stock Corporation Act and the Articles of Incorporation and Bylaws of the Company, each as amended. You are urged to read those documents carefully. Copies of the Articles of Incorporation and Bylaws of the Company are incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

The following descriptions of our common and preferred stock are summaries and do not purport to be complete. They are subject to and qualified in their entirety by reference to our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and our Bylaws (the “Bylaws”). We encourage you to read our Articles of Incorporation, our Bylaws and the applicable provisions of Virginia State Corporation Act for additional information.

Authorized Capitalization

Our authorized capital stock consists of:

•	10,000,000 shares of common stock, par value $4.00 per share, of which 8,267,907 shares were outstanding as of August 7, 2020; and

•	2,000,000 shares of preferred stock, par value $1.00 per share, of which no shares were outstanding as of August 7, 2020.

Our Board of Directors may issue shares of our common stock from time to time for such consideration as the Board of Directors may deem advisable without further shareholder approval, subject to the maximum number of authorized shares provided in our Articles of Incorporation. Our common stock is non-withdrawable capital, is not an insurable account and is not insured by the FDIC.

As of the date of this prospectus, we had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our common stock.

Registrar and Transfer Agent

American Stock Transfer & Trust Co. serves as our registrar and transfer agent.

Common Stock

Dividend Rights. We may pay dividends on our common stock as declared from time to time by the Board of Directors out of funds legally available for the payment of dividends, subject to certain restrictions imposed by federal and state laws. The holders of common stock are entitled to receive and share equally in any dividends as may be declared by the Board of Directors.

Voting Rights. In all elections of directors, each shareholder has the right to cast one vote for each share of common stock owned by him or her and is entitled to vote for as many persons as there are directors to be elected. Our shareholders do not have cumulative voting rights. On any other question to be determined by a vote of shares at any meeting of shareholders, each shareholder shall be entitled to one vote for each share of common stock owned by him or her and entitled to vote. Unless otherwise required by the Virginia Stock Corporation Act or our Articles of Incorporation, one-third of the votes entitled to be cast on a matter by a voting group at a shareholder meeting shall constitute a quorum.

Preemptive Rights. Holders of our common stock have no preemptive rights.

Calls and Assessments. All of our common stock outstanding is fully paid and nonassessable.

Liquidation Rights. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of our common stock are entitled to share ratably, after satisfaction in full of all of our liabilities (including deposit liabilities), in all of our remaining assets available for distribution. If preferred stock is issued, holders of preferred stock may have a priority over the holders of the Company’s common stock in the event of liquidation or dissolution.

Preferred Stock

The complete terms of the preferred stock will be contained in a prospectus supplement and in the applicable amendment to our Articles of Incorporation creating one or more series of preferred stock that may be adopted by our Board of Directors in the future. You should read the applicable amendment to our Articles of Incorporation and the prospectus supplement, which will contain additional information, and which may update or modify some of the information below.

Our Board of Directors is authorized to issue up to 2,000,000 shares of preferred stock, in one or more series, without shareholder approval. As of the date of this prospectus, there were no shares of preferred stock issued or outstanding. Our Board of Directors has the discretion to determine the designations, rights, preferences, privileges, qualifications and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges, liquidation preferences and sinking fund terms, of each series of preferred stock, any or all of which may be greater than the rights of the common stock.

Authority is expressly vested in the Board of Directors to divide the preferred stock into and issue the same in series and, to the fullest extent permitted by law, to fix and determine the preferences, limitations and relative rights of the shares of any series so established, and to provide for the issuance thereof. Prior to the issuance of any share of a series of preferred stock, the Board of Directors will establish the series by adopting an amendment of the Articles of Incorporation setting forth the designation and number of shares of the series and the preferences, limitations and relative rights thereof, and the Company will file with the State Corporation Commission of the Commonwealth of Virginia articles of amendment as required by law, and the State Corporation Commission will issue a certificate of amendment.

The issuance of any preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. The ability of our Board of Directors to issue preferred stock could discourage, delay or prevent a takeover or other corporate action.

The terms of any particular series of preferred stock will be described in a prospectus supplement relating to that particular series of preferred stock, including, where applicable:

•	the designation, stated value and liquidation preference of such series of preferred stock and the number of shares offered;

•	the offering price;

•

the dividend rate or rates (or method of calculation), the date or dates from which dividends shall accrue, and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

•	any redemption or sinking fund provisions;

•	the amount that shares of such series shall be entitled to receive in the event of our liquidation, dissolution or winding-up;

•

the terms and conditions, if any, on which shares of such series shall be convertible or exchangeable for shares of our stock of any other class or classes, such as our common stock, or other series of the same class;

•	the voting rights, if any, of shares of such series;

•	the status as to reissuance or sale of shares of such series redeemed, purchased or otherwise reacquired, or surrendered to us on conversion or exchange;

•

the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by us or any subsidiary, of the common stock or of any other class of our shares ranking junior to the shares of such series as to dividends or upon liquidation;

•

the conditions and restrictions, if any, on the creation of indebtedness of us or of any subsidiary, or on the issuance of any additional stock ranking on a parity with or senior to the shares of such series as to dividends or upon liquidation; and

•	any additional dividend, liquidation, redemption, sinking or retirement fund and other rights, preferences, privileges, limitations and restrictions of such series of preferred stock.

Unless otherwise specified in the applicable prospectus supplement, each series of preferred stock will, upon issuance, rank senior to the common stock and on a parity in all respects with each other outstanding series of preferred stock. The rights of the holders of our preferred stock will be subordinate to those of our general creditors. The description of any series of preferred stock that may be issued is qualified by reference to the provisions of the applicable certificate of amendment establishing the terms of such series.

The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

Provisions That May Affect Change of Control

Our Articles of Incorporation and the Virginia Stock Corporation Act contain certain provisions designed to enhance the ability of the Board of Directors to deal with attempts to acquire control of the Company. These provisions and the ability to set the voting rights, preferences and other terms thereof may be deemed to have an anti-takeover effect and may discourage takeover attempts that have not been approved by the

Board of Directors (including takeovers that certain shareholders may deem to be in their best interests). To the extent that such takeover attempts are discouraged, temporary fluctuations in the market price of our common stock resulting from actual or rumored takeover attempts may occur. These provisions also could discourage or make more difficult a merger, tender offer, proxy contest or similar transaction, even though such transaction may be favorable to the interests of shareholders and could potentially adversely affect the market price of our common stock.

The following briefly summarizes protective provisions that are contained in our Articles of Incorporation or provided by the Virginia Stock Corporation Act. This summary is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions and is qualified in its entirety by reference to our Articles of Incorporation and the Virginia Stock Corporation Act.

Supermajority Approval of Certain Actions. Our Articles of Incorporation require a supermajority of 80% or more of all votes entitled to be cast for shareholder approval of certain actions, unless at least two-thirds of the Board of Directors has approved and recommended the action. Items subject to this supermajority provision include amendments of our Articles of Incorporation, approval of plans of merger or share exchange, asset sales of all or substantially all of the Company’s assets other than in the regular course of business and plans of dissolutions. If at least two-thirds of our Board of Directors has approved and recommended one of the above actions, a simple majority vote of the shareholders is required to approve the matter.

Staggered Board of Directors. According to our Bylaws, our Board of Directors must have a minimum of five members and a maximum of 15 members. Our Board consists of three groups, each of which serves three-year terms, with the term of office of one group expiring each year. According to our Articles of Incorporation and Bylaws, a director may be removed with or without cause by the affirmative vote of a majority in interest of shareholders present at a meeting where a quorum is in attendance.

Authorized Shares of Preferred Stock. The Company is unable to determine the effects of any future issuance of a series of preferred stock on the rights of its shareholders until the Board of Directors determines the rights of the holders of such series. However, such effects might include: (i) a preference in the payment of dividends to holders of preferred stock; (ii) dilution of voting power in the event that the holders of shares of preferred stock are given voting rights; (iii) dilution of the equity interests and voting power of holders of common stock if the preferred stock is converted into common stock; (iv) a liquidation preference above the holders of common stock; and (v) prevention of mergers with or business combinations by the Company and discouragement of possible tender offers for shares of the Company’s common stock.

Virginia Stock Corporation Act. Articles 14 and 14.1 of the Virginia Stock Corporation Act contain provisions regarding affiliated transactions and control share acquisitions. Both the affiliated transactions statute and the control share acquisitions statute apply to Virginia corporations with more than 300 shareholders of record. As of July 31, 2020, we had approximately 277 shareholders of record. While Articles 14 and 14.1 of the Virginia Stock Corporation Act do not currently apply to the Company, at such time as the number of our shareholders of record exceeds 300, these provisions could have an anti-takeover effect, thereby reducing the control premium that might otherwise be reflected in the value of our common stock. Although Virginia corporations are permitted to opt out of these provisions, we have not done so. Below is a summary of the key provisions of these Articles. You should read the actual provisions of the Virginia Stock Corporation Act for a complete understanding of the restrictions that these provisions place on affiliated transactions and control share acquisitions.

Affiliated Transactions Statute. Article 14 of the Virginia Stock Corporation Act governs “affiliated transactions,” or transactions between a Virginia corporation and an “interested shareholder.” “Interested shareholders” are holders of more than 10% of any class of a corporation’s outstanding voting shares. Subject to certain exceptions discussed below, the affiliated transactions statute requires that, for three years following the date upon which any shareholder becomes an interested shareholder, any affiliated transaction must be approved by the affirmative vote of holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than the shares beneficially owned by the interested shareholder, and by a majority (but not less than two) of the “disinterested directors.” The affiliated transactions statute defines a disinterested director as a member of a corporation’s board of directors who either (i) was a member before the later of January 1, 1988 or the date on which an interested shareholder became an interested shareholder or (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the disinterested directors then on the corporation’s board of directors. At the expiration of the three-year period after a shareholder becomes an interested shareholder, these provisions require that any affiliated transaction be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than those beneficially owned by the interested shareholder.

The principal exceptions to the special voting requirement apply to affiliated transactions occurring after the three-year period has expired and require either that the affiliated transaction be approved by a majority of the corporation’s disinterested directors or that the transaction satisfy specific statutory fair price requirements. In general, the fair price requirements provide that the shareholders must receive for their shares the higher of: (i) the highest per share price paid by the interested shareholder for his or its shares during the two-year period prior to becoming an interested shareholder, or (ii) the fair market value of the shares. The fair price requirements also require that, during the three years preceding the announcement of the proposed affiliated transaction, all required dividends have been paid and no special financial accommodations have been accorded the interested shareholder, unless approved by a majority of the disinterested directors.

Control Share Acquisitions Statute. With specific enumerated exceptions, Article 14.1 of the Virginia Stock Corporation Act applies to acquisitions of shares of a corporation which would result in an acquiring person’s ownership of the corporation’s shares entitled to be voted in the election of directors falling within any one of the following ranges: 20% to 33 1/3%, 33 1/3% to 50% or 50% or more. Shares that are the subject of a control share acquisition will not be entitled to voting rights unless the holders of a majority of the “disinterested shares” vote at an annual or special meeting of shareholders of the corporation to accord the control shares with voting rights. Disinterested shares are those outstanding shares entitled to be voted that are not owned by the acquiring person or by officers and inside directors of the target company. Under specific circumstances, the control share acquisitions statute permits an acquiring person to call a special shareholders’ meeting for the purpose of considering granting voting rights to the holders of the control shares. As a condition to having this matter considered at either an annual or special meeting, the acquiring person must provide shareholders with detailed disclosures about his or its identity, the method and financing of the control share acquisition and any plans to engage in specific transactions with, or to make fundamental changes to, the corporation, its management or business. Under specific circumstances, the control share acquisitions statute grants dissenters’ rights to shareholders who vote against granting voting rights to the control shares. Among the acquisitions specifically excluded from the control share acquisitions statute are acquisitions that are a part of certain negotiated transactions to which the corporation is a party and which, in the case of mergers or share exchanges, have been approved by the corporation’s shareholders under other provisions of the Virginia Stock Corporation Act.

DESCRIPTION OF OTHER SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of our depositary shares, senior and subordinated debt, rights, warrants, and units that we may offer from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the accompanying prospectus supplement and other offering material. The accompanying prospectus supplement and free writing prospectus, if any, may add, update, or change the terms and conditions of the securities as described in this prospectus.

Depositary Shares

In this section, we describe the general terms and provisions of the depositary shares that we may offer. This summary does not purport to be exhaustive and is qualified in its entirety by reference to the relevant deposit agreement and depositary receipts with respect to any particular depositary shares. The prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

We may offer depositary shares representing receipts for fractional interests in preferred stock in the form of depositary shares. Each depositary share would represent a fractional interest in preferred stock and would be represented by a depositary receipt.

The preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States, which we refer to in this prospectus as the “depository.” We will name the depository in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled to the applicable fraction of a share of preferred stock represented by the depositary share, including any dividend, voting, redemption, conversion, and liquidation rights. If necessary, the prospectus supplement will provide a description of U.S. federal income tax consequences relating to the purchase and ownership of the series of depositary shares offered by that prospectus supplement.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in the preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depository to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

The description in the applicable prospectus supplement and other offering material of any depositary shares we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable depositary agreement, which will be filed with the SEC if we offer depositary shares. For more information on how you can obtain copies of the applicable depositary agreement if we offer depositary shares, see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” We urge you to read the applicable depositary agreement, the applicable prospectus supplement and any other offering material in their entirety.

Senior and Subordinated Debt Securities

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms summarized below will apply generally to any debt securities that we may offer, we will describe the particular terms of any debt securities in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below.

We have filed, as exhibits to the registration statement of which this prospectus is a part, the form of indentures pursuant to which the debt securities would be issued and will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, a form of debt security that describes the terms of the particular debt securities we are offering before the issuance of the related debt securities. We may issue debt securities from time to time in one or more distinct series. The debt securities may be senior debt securities or subordinated debt securities. Senior debt securities may be issued under a senior indenture and subordinated debt securities may be issued under a subordinated indenture. If we issue debt securities pursuant to an indenture, we will specify the trustee under such indenture in the applicable prospectus supplement. We will include in a supplement to this prospectus or free writing prospectus, if any, the specific terms of debt securities being offered, including the terms, if any, on which debt securities may be convertible into or exchangeable for common stock, preferred stock or other debt securities. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of debt securities and any indentures are summaries of those provisions, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the debt securities and the indentures (including any amendments or supplements we may enter into from time to time which are permitted under the debt securities or any indenture).

The applicable prospectus supplement or free writing prospectus, if applicable, will set forth the terms of the debt securities or any series thereof, including, if applicable:

•	the title of the debt securities and whether the debt securities will be unsubordinated debt securities or subordinated debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•	the date or dates on which the principal amount of the debt securities will mature;

•

if the debt securities bear interest, the rate or rates at which the debt securities bear interest, or the method for determining the interest rate, and the date or dates from which interest will accrue;

•	if the debt securities bear interest, the dates on which interest will be payable, or the method for determining such dates, and the regular record dates for interest payments;

•

the place or places where the payment of principal, any premium and interest will be made, where the debt securities may be surrendered for transfer or exchange and where notices or demands to or upon us may be served;

•	any optional redemption provisions, which would allow us to redeem the debt securities in whole or in part;

•	any sinking fund or other provisions that would obligate us to redeem, repay or purchase the debt securities;

•

if the currency in which the debt securities will be issuable is United States dollars, the denominations in which any registered securities will be issuable, if other than denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	if other than the entire principal amount, the portion of the principal amount of debt securities which will be payable upon a declaration of acceleration of the maturity of the debt securities;

•

the events of default and covenants relevant to the debt securities, including the inapplicability of any event of default or covenant set forth in the indenture relating to the debt securities, or the applicability of any other events of defaults or covenants in addition to the events of default or covenants set forth in the indenture relating to the debt securities;

•	the name and location of the corporate trust office of the applicable trustee under the indenture for such debt securities;

•	if other than United States dollars, the currency in which the debt securities will be paid or denominated;

•

if the debt securities are to be payable, at our election or the election of a holder of the debt securities, in a currency other than that in which the debt securities are denominated or stated to be payable, the terms and conditions upon which that election may be made, and the time and manner of determining the exchange rate between the currency in which the debt securities are denominated or stated to be payable and the currency in which the debt securities are to be so payable;

•	the designation of the original currency determination agent, if any;

•	if the debt securities are issuable as indexed securities, the manner in which the amount of payments of principal, any premium and interest will be determined;

•	if the debt securities do not bear interest, the dates on which we will furnish to the applicable trustee the names and addresses of the holders of the debt securities;

•	any provisions for the satisfaction and discharge or defeasance or covenant defeasance of the indenture under which the debt securities are issued;

•	whether and under what circumstances we will pay additional amounts to non-United States holders in respect of any tax assessment or government charge;

•

whether the debt securities will be issued in whole or in part in the form of a global security or securities and, in that case, any depositary and global exchange agent for the global security or securities, and whether the global form shall be permanent or temporary;

•

if debt securities are to be issuable initially in the form of a temporary global security, the circumstances under which the temporary global security can be exchanged for definitive debt securities and whether the definitive debt securities will be registered securities and provisions relating to the payment of interest in respect of any portion of a global security payable in respect of an interest payment date prior to the exchange date;

•	the extent and manner to which payment on or in respect of debt securities will be subordinated to the prior payment of our other liabilities and obligations;

•	whether payment of any amount due under the debt securities will be guaranteed by one or more guarantors, including one or more of our subsidiaries;

•	whether the debt securities will be secured or unsecured;

•	whether the debt securities will be convertible and the terms of any conversion provisions;

•	the forms of the debt securities;

•	a discussion of certain United States federal income tax consequences of owning and disposing of the debt securities; and

•	any other terms of the debt securities, which terms shall not be inconsistent with the requirements of the Trust Indenture Act of 1939, as amended.

Unless indicated in a prospectus supplement or related free writing prospectus, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture. We intend to disclose any restrictive covenants for any issuance or series of debt securities in the applicable prospectus supplement or free writing prospectus, if any.

Warrants

We may issue warrants from time to time in one or more series for the purchase of our common stock or preferred stock or any combination of those securities. Warrants may be issued independently or together with any shares of common stock or shares of preferred stock or offered by any prospectus supplement and may be attached to or separate from common stock or preferred stock. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent, or any other bank or trust company specified in the related prospectus supplement relating to the particular issue of warrants. The warrant agent will act as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The specific terms of a series of warrants will be described in the applicable prospectus supplement relating to that series of warrants along with any general provisions applicable to that series of warrants.

The following is a general description of the warrants we may issue. The applicable prospectus supplement will describe the specific terms of any issuance of warrants. The terms of any warrants we offer may differ from the terms described in this prospectus. As a result, we will describe in the prospectus supplement the specific terms of the particular series of warrants offered by that prospectus supplement. Accordingly, for a description of the terms of a particular series of warrants, you should carefully read this prospectus, the applicable prospectus supplement, and the applicable warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus forms a part.

Terms. If warrants are offered by us, the prospectus supplement will describe the terms of the warrants, including the following if applicable to the particular offering:

•	the title of the warrants;

•	the total number of warrants;

•	the number of shares of common stock purchasable upon exercise of the warrants to purchase common stock and the price at which such shares of common stock may be purchased upon exercise;

•	the designation and terms of the preferred stock with which the warrants are issued, and the number of warrants issued with each share of preferred stock;

•	the date on and after which the warrants and the related common stock or preferred stock will be separately transferable;

•	if applicable, the date on which the right to exercise the warrants will commence and the date on which this right will expire;

•	if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

•	a discussion of certain federal income tax, accounting and other special considerations, procedures and limitations relating to the warrants; and

•	any other terms of the warrants including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrants may be exchanged for new warrants of different denominations, may be presented for registration of transfer, and may be exercised at the office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of shares of common stock or shares of preferred stock purchasable upon exercise, including the right to receive payments of dividends, if any, on the shares common stock or preferred stock purchasable upon such exercise or to exercise any applicable right to vote.

Exercise of Warrants. Each warrant will entitle the holder to purchase a number of shares of common stock or shares of preferred stock at an exercise price as will in each case be set forth in, or calculable from, the prospectus supplement relating to those warrants. Warrants may be exercised at the times set forth in the prospectus supplement relating to the warrants. After the close of business on the expiration date (or any later date to which the expiration date may be extended by us), unexercised warrants will become void. Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement relating thereto, warrants may be exercised by delivery to the warrant agent of the certificate evidencing the warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase shares of common stock or shares of preferred stock purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of the payment and the certificate representing the warrants to be exercised properly completed and duly executed at the office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the shares of common stock or shares of preferred stock purchasable upon such exercise. If fewer than all of the warrants represented by that certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

The description in the applicable prospectus supplement and other offering material of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of the applicable warrant agreement if we offer warrants, see “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.” We urge you to read the applicable warrant agreement and the applicable prospectus supplement and any other offering material in their entirety.

Units

In this section, we describe the general terms and provisions of the units that we may offer. We may issue units under one or more unit agreements, each referred to as a unit agreement, to be entered into between us and a bank or trust company, as unit agent. The unit agent will act solely as our agent in connection with the units governed by the unit agreement and will not assume any obligation or relationship of agency or trust for or with any holders of units or interests in those units. We may issue units comprising one or more of the securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.

The applicable prospectus supplement relating to the units we may offer will include specific terms relating to the offering, including, among others: the designation and terms of the units and of the securities comprising the units, and whether and under what circumstances those securities may be held or transferred separately; any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising those units; and whether the units will be issued in fully registered or global form.

The description in the applicable prospectus supplement and other offering material of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement and unit certificate, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of the applicable unit agreement and unit certificate if we offer units, see “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.” We urge you to read the applicable unit certificate and the applicable prospectus supplement and any other offering material in their entirety.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby, from time to time, by one or more of the following methods, or any combination thereof:

•	to or through underwriters or dealers, with or without an underwriting syndicate, for them to offer and sell to the public;

•	directly to one or more purchasers in negotiated purchases or in competitively bid transactions;

•	through designated agents;

•	directly to holders of warrants exercisable for our securities upon the exercise of warrants; or

•	through a combination of any of these methods of sale.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement that contains the specific terms of the offering. We will set forth the terms of the offering of securities in a prospectus supplement, including:

•	the name or names of any underwriters, dealers, or agents and the type and amounts of securities underwritten or purchased by each of them;

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to underwriters or dealers; and

•	any delayed delivery arrangements.

The offer and sale of the securities described in this prospectus by us, the underwriters, or the third parties described above may be effected from time to time in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than shares of our common stock, which are listed on the NASDAQ Capital Market. Any common stock sold pursuant to a prospectus supplement will be listed on the NASDAQ Capital Market, subject to official notice of issuance. We may elect to list any series of preferred stock on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

If we use dealers in the sale of securities, we will sell securities to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. We may solicit offers to purchase the securities directly, and we may sell the securities directly to institutional or other investors, who may be deemed underwriters within the meaning of the Securities Act with respect to any resales of those securities. The terms of these sales will be described in the applicable prospectus supplement or free writing prospectus, if any. If we use agents in the sale of securities, unless otherwise indicated in the prospectus supplement, they will use their reasonable best efforts to solicit purchases for the period of their appointment. Unless otherwise indicated in a prospectus supplement or related free writing prospectus, if we sell directly, no underwriters, dealers or agents would be involved. We will not make an offer of securities in any jurisdiction that does not permit such an offer.

We may sell the securities through agents from time to time. The prospectus supplement or free writing prospectus, if any, will name any agents involved in the offer or sale of our securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers, or agents to solicit offers by certain purchasers to purchase our securities at the public offering price set forth in the prospectus supplement or free writing prospectus, if any, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement or free writing prospectus, and the prospectus supplement or free writing prospectus will set forth any commissions or discounts we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

In connection with any offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases of the offered securities or any underlying securities made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on an exchange or admitted for trading on an automated quotation system, in the over-the-counter market, or otherwise.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement or free writing prospectus so indicates in connection with those derivatives, then the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or free writing prospectus (or a post-effective amendment).

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Jones Walker LLP, Washington, D.C.

EXPERTS

The consolidated financial statements as of December 31, 2019 and 2018 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of Yount Hyde & Barbour, P.C., an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

Depositary Shares

Each Representing a 1/40th Interest

in a Share of     % Series A Fixed-Rate

Non-Cumulative Perpetual Preferred Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

B. Riley FBR	Boenning & Scattergood

D.A. Davidson & Co.	Janney Montgomery Scott

September     , 2020